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                                                                    Exhibit 10.9

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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                THE J.H. HEAFNER
                                  COMPANY, INC.

                             ITCO MERGER CORPORATION

                           ITCO LOGISTICS CORPORATION

                                       AND

                               THE STOCKHOLDERS OF

                           ITCO LOGISTICS CORPORATION

DATED:  MARCH 10, 1998

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                                TABLE OF CONTENTS

INTRODUCTION.................................................................1


                                    ARTICLE I
                                   THE MERGER

SECTION 1.1. The Merger......................................................1
SECTION 1.2. Effective Time..................................................2
SECTION 1.3. Closing.........................................................2
SECTION 1.4. Effects of the Merger...........................................2
SECTION 1.5. Certificate of Incorporation and By-laws........................2
SECTION 1.6. Directors and Officers of Surviving Corporation.................2
SECTION 1.7. Conversion of Capital Stock.....................................2

     (a) Acquisition Common Stock............................................2
     (b) Cancellation of Treasury Stock and Company-Owned Stock..............2
     (c) Exchange of Shares; Payment of Cash Consideration...................3
     (d) Effect on Company Stock.............................................3
     (e) Escrow Amount.......................................................3

SECTION 1.8. Tax Treatment...................................................3

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

SECTION 2.1. Representations and Warranties of the Company and the
     Company Stockholders as a Group.........................................4

     (a) Organization, Standing and Power....................................4
     (b) Authority; Binding Agreements.......................................4
     (c) Capitalization; Subsidiaries........................................5
     (d) Conflicts; Consents.................................................6
     (e) Financial Information...............................................6
     (f) Absence of Changes..................................................7
     (g) Assets, Property and Related Matters; Real Property.................9
     (h) Intellectual Property..............................................11
     (i) Insurance..........................................................12
     (j) Agreements.........................................................12
     (k) Litigation.........................................................13
     (l) Compliance; Governmental Authorizations............................13
     (m) Labor Relations; Employees.........................................14
     (n) Related Party Transactions.........................................17
     (o) Taxes..............................................................17
     (p) Disclosure.........................................................19
     (q) Bank Accounts; Powers-of-Attorney..................................19
     (r) Inventory..........................................................19
     (s) Brokers............................................................19
     (t) Investment Company.................................................19


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SECTION  2.2. Representations and Warranties of the Company
     Stockholders Individually..............................................19

     (a) Authority; Binding Agreements; Title to Shares.....................19
     (b) Conflicts; Consents................................................20
     (c) Brokers............................................................21
     (d) Pending Challenges.................................................21
     (e) Investment Company.................................................21

SECTION  2.3. Representations and Warranties of Heafner.....................21

     (a) Organization, Standing and Power...................................21
     (b) Authority; Binding Agreements......................................21
     (c) Capitalization; Subsidiaries.......................................22
     (d) Conflicts; Consents................................................23
     (e) Financial Information..............................................24
     (f) Absence of Changes.................................................25
     (g) Litigation.........................................................26
     (h) No Default or Breach...............................................26
     (i) Title to Properties................................................27
     (j) Investment Company.................................................27
     (k) Full Disclosure....................................................27
     (l) Compliance; Governmental Authorizations............................27
     (m) Labor Relations; Employees.........................................28
     (n) Taxes..............................................................30
     (o) Patents, Trademarks, Etc...........................................32
     (p) Potential Conflicts of Interest....................................32
     (q) Trade Relations....................................................32
     (r) Material Contracts.................................................33
     (s) Insurance..........................................................33
     (t) Inventory..........................................................33
     (u) Brokers............................................................33
     (v) Financing..........................................................34

                                   ARTICLE III
                              ADDITIONAL AGREEMENTS

SECTION 3.1. Transaction Costs..............................................34
SECTION 3.2. Conduct of Business............................................34
SECTION 3.3. HSR Act Filings; Reasonable Efforts; Further Assurances........35
SECTION 3.4. No Shopping....................................................37
SECTION 3.5. Access and Information.........................................37
SECTION 3.6. Releases; Prior Compensation...................................38
SECTION 3.7. Public Announcements...........................................39
SECTION 3.8. Tax Matters....................................................39

     (a) Transfer Taxes.....................................................39
     (b) Responsibility for Company Taxes...................................39
     (c) Tax Treatment......................................................40
     (d) Filing of Returns..................................................40
     (e) Cooperation in Tax Matters.........................................40


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     (f) Tax Audits and Assessments.........................................41
     (g) Activities between Signing and Closing.............................41

SECTION 3.9.  Other Documents...............................................41
SECTION 3.10. Officers and Directors........................................41
SECTION 3.11. Pending Heafner Acquisitions..................................41
SECTION 3.12. Company Confidential Information; Non-Competition.............42

     (a) Confidential Information...........................................42
     (b) Covenant Not To Compete............................................42
     (c) Enforceability.....................................................44
     (d) Remedies...........................................................44
     (e) Acknowledgment.....................................................44

SECTION 3.13. Indemnification...............................................45
SECTION 3.14. Financing Arrangement.........................................45
SECTION 3.15. Confidentiality...............................................46
SECTION 3.16. Disclosure Supplements........................................49

                                   ARTICLE IV
                              CONDITIONS PRECEDENT

SECTION 4.1. Conditions to Obligations of Heafner and Acquisition...........50

     (a) Representations, Warranties and Covenants..........................50
     (b) Certificates.......................................................50
     (c) Opinion of Counsel.................................................51
     (d) HSR Act............................................................51
     (e) No Legal Bar.......................................................51
     (f) Consents, Amendments and Terminations..............................51
     (g) Due Diligence......................................................51
     (h) Escrow, Stockholder and Registration Rights Agreements;
         Investment Letter..................................................51
     (i) Share Certificates and Corporate Records...........................51
     (j) Financial Statements...............................................52
     (k) Financing..........................................................52
     (l) Additional Documents...............................................52

SECTION 4.2. Conditions of Obligations of the Company Stockholders..........52

     (a) Representations, Warranties and Covenants..........................52
     (b) Certificate........................................................53
     (c) Opinion of Counsel.................................................53
     (d) HSR Act............................................................53
     (e) No Legal Bar.......................................................53
     (f) Consents...........................................................53
     (g) Escrow, Stockholder and Registration Rights Agreements.............53
     (h) Filing of Amended and Restated Articles............................53
     (i) Financing..........................................................53
     (j) Due Diligence......................................................54
     (k) Financial Statements...............................................54
     (l) Additional Documents...............................................54


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                                    ARTICLE V
                                    INDEMNITY

SECTION 5.1. Indemnification................................................54

     (a) Indemnification by Company Stockholders as a Group.................54
     (b) Indemnification by Company Stockholders Individually...............55
     (c) Indemnification by Heafner.........................................55
     (d) Indemnification Procedures.........................................55
     (e) Treatment of Payments..............................................56

SECTION 5.2. Limitations....................................................56

     (a) Expiration Date....................................................56
     (b) Cap................................................................56
     (c) Deductible.........................................................57
     (d) Form of Payment....................................................57
     (e) Tax Benefits.......................................................58
     (f) Insurance Proceeds.................................................58
     (g) Sole Remedy........................................................58

SECTION 5.3. No Election....................................................59

SECTION 5.4. Company Stockholders' Representative...........................59

                                   ARTICLE VI
                                  MISCELLANEOUS

SECTION 6.1.  Entire Agreement...............................................59
SECTION 6.2.  Termination....................................................59
SECTION 6.3.  Descriptive Headings; Certain Interpretations..................60
SECTION 6.4.  Notices........................................................61
SECTION 6.5.  Counterparts...................................................62
SECTION 6.6.  Survival.......................................................62
SECTION 6.7.  Benefits of Agreement..........................................62
SECTION 6.8.  Amendments and Waivers.........................................62
SECTION 6.9.  Assignment.....................................................63
SECTION 6.10. Enforceability.................................................63
SECTION 6.11. Governing Law..................................................63
SECTION 6.12. Dispute Resolution; Consent To Jurisdiction....................63

                                    SCHEDULES

      Company Disclosure Schedule
      Heafner Disclosure Schedule
                                     ANNEXES

A     Company Stockholders; Ownership of Shares
B     Dispute Resolution Procedure


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                                    EXHIBITS

A     Form of Class B Stockholder Agreement
B     Form of Class B Registration Rights Agreement
C     Form of Investment Letter
D     Form of Second Amended and Restated Articles

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            AGREEMENT AND PLAN OF MERGER, dated as of March 10, 1998 (the
            "Agreement"), among The J.H. Heafner Company, Inc., a North Carolina corporation ("Heafner"), ITCO Merger Corporation, a Delaware corporation ("Acquisition"), ITCO Logistics Corporation, a Delaware corporation (the "Company"), and each of the stockholders of the Company (each, a "Company Stockholder" and, collectively, the "Company Stockholders")
            --------------------------------------------------------------------

                                 INTRODUCTION

            The Company, together with its Subsidiaries (as defined below in Section 2.1(c)), owns and operates a wholesale tire business with its principal executive offices located in Wilson, North Carolina.

            The Company Stockholders and the Boards of Directors of each of Heafner, Acquisition and the Company have unanimously approved the merger of Acquisition with and into the Company (the "Merger") on the terms and subject to the conditions set forth in this Agreement. As a result of the Merger, each issued and outstanding share of common stock, $0.01 par value, of the Company (the "Company Common Stock") and each issued and outstanding share of preferred stock, $0.01 par value, of the Company (the "Company Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock") not owned directly or indirectly by Heafner or the Company will be converted into the right to receive the consideration provided in this Agreement.

            The parties to this Agreement desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

            As further inducement for the parties to enter into this Agreement, Heafner and the Company Stockholders desire to enter into an Escrow Agreement in the form described in Section 4.1(h)) (the "Escrow Agreement"), a Class B Stockholder Agreement in the form attached hereto as Exhibit A (the "Class B Stockholder Agreement") and a Class B Registration Rights Agreement in the form attached hereto as Exhibit B (the "Class B Registration Rights Agreement").

            The parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined below), Acquisition shall be merged with and into the Company.
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Following the Merger, the separate corporate existence of Acquisition shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Acquisition in accordance with the DGCL.

         SECTION 1.2. Effective Time. At the Closing (as defined below), upon the satisfaction of all conditions and taking of all actions set forth in
Article IV, the parties hereto shall cause a copy of a certificate of merger (executed in accordance with the relevant provisions of the DGCL) in customary form and other appropriate documents to be filed in the office of the Delaware Secretary of State (the "Certificate of Merger"), and the parties shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State (the time the Merger becomes effective, the "Effective Time").

         SECTION 1.3. Closing. The closing (the "Closing") for the consummation of the transactions contemplated by this Agreement shall take place at the offices of Howard, Darby & Levin, 1330 Avenue of the Americas, New York, New York 10019, or such other place or places as the Company Stockholders and Heafner shall agree, at 10:00 a.m. (New York time) on the later of April 29, 1998 and two business days following the date on which all conditions set forth in Article IV shall have been satisfied or waived, or such other date and time agreed to by the Company Stockholders and Heafner (such date, the "Closing Date").

         SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

         SECTION 1.5. Certificate of Incorporation and By-laws. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended. The By-laws of the Company as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until amended.

         SECTION 1.6. Directors and Officers of Surviving Corporation. The directors and officers of Acquisition at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

         SECTION 1.7. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or any shares of common stock, $.01 par value ("Acquisition Common Stock"), of Acquisition:

         (a) Acquisition Common Stock. Each issued and outstanding share of Acquisition Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

         (b) Cancellation of Treasury Stock and Company-Owned Stock. Each share of Company Capital Stock that is held by the Company as treasury stock or owned by the Company


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or any subsidiary of the Company, in each case immediately prior to the
Effective Time, shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

         (c) Exchange of Shares; Payment of Cash Consideration. All of the issued and outstanding shares of Company Capital Stock (all of which are and, immediately prior to the Effective Time, will be owned by the Company Stockholders) shall be converted into and become the right to receive (i) $18,000,000 (the "Cash Consideration"), to be allocated to holders of shares of Company Preferred Stock and holders of shares of Company Common Stock in accordance with a schedule to be delivered by the Company at the Closing, and
(ii) 1,400,667 shares of Class B Common Stock, $.01 par value, of Heafner (which shares shall represent, at the Closing, 22% of the outstanding shares of Heafner common stock on a fully diluted basis) (the "Class B Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration"). Each Company Stockholder shall be entitled to receive that portion of the aggregate Merger Consideration set forth opposite such Company Stockholder's name on Annex A to this Agreement in exchange for such Company Stockholder's shares of Company Capital Stock. At the Closing, Heafner shall make, or shall cause Acquisition to make, payment of the Cash Consideration by wire transfer of immediately available funds to accounts designated by the Company Stockholders no later than two business days prior to the Closing Date.

         (d) Effect on Company Stock. Upon receipt by the Company Stockholders of the Merger Consideration (other than the Escrow Amount (as defined below) which shall be delivered to the Escrow Agent (as defined below) at Closing), the Company Stockholders shall deliver to Heafner the certificates formerly representing all of the issued and outstanding shares of Company Capital Stock. From and after the Effective Time, (i) all shares of Company Capital Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, (ii) each holder of a certificate representing any shares of Company Capital Stock shall cease to have any rights with respect thereto (except the right to receive the Merger Consideration allocable to the shares of Company Capital Stock formerly represented by such certificate) and (iii) the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Capital Stock.

         (e) Escrow Amount. At the Closing, Heafner shall deliver, or shall cause Acquisition to deliver, all of the Class B Stock Consideration to the Escrow Agent (the "Escrow Agent") named in the Escrow Agreement (such Class B Stock Consideration being delivered to the Escrow Agent at the Closing are together referred to in this Agreement as the "Escrow Amount"). The Escrow Amount consists of a portion of the Merger Consideration that, subject to the terms of Article V and the Escrow Agreement, would otherwise be payable to the holders of Company Capital Stock in accordance with Section 1.7(c). Prior to the Closing, Heafner shall select a bank or trust company to act as the Escrow Agent, which bank or trust company shall be reasonably acceptable to the Company Stockholders.

         SECTION 1.8. Tax Treatment. The parties to this Agreement agree and acknowledge that the Merger will be treated as a taxable purchase of the outstanding shares of Company Capital Stock (and not as a "reorganization" within the meaning of Section 368 of the


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Internal Revenue Code of 1986, as amended (the "Code")), for United States federal, state and local tax purposes.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         SECTION 2.1. Representations and Warranties of the Company and the Company Stockholders as a Group. Each of the Company and the Company Stockholders, severally and not jointly, represent and warrant to Heafner as follows:

         (a) Organization, Standing and Power. Each of the Company and each of its Subsidiaries (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and
(ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, other than in such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or operations of the Company and its Subsidiaries taken as a whole or on the Company's ability to consummate the Merger or perform its obligations under this Agreement (a "Company Material Adverse Effect"). Each such jurisdiction in which the Company or any of its Subsidiaries is so qualified is listed in Section 2.1(a) of the disclosure schedule being delivered by the Company simultaneously with the execution of this Agreement (the "Company Disclosure Schedule"). The Company has delivered to Heafner complete and correct copies of its articles of incorporation and by-laws and the certificate of incorporation and by-laws of each of its Subsidiaries, in each case as amended to the date of this Agreement, and has made available to Heafner its and each of its Subsidiaries' minute books and stock records.
Section 2.1(a) of the Company Disclosure Schedule contains a true and correct list of the directors and officers of the Company and each of its Subsidiaries as of the date of this Agreement and at all times since the last action of the board of directors and the stockholders of the Company and of each of its Subsidiaries, as the case may be.

         (b) Authority; Binding Agreements. The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company has been duly authorized by all necessary action on the part of the Company and the Company Stockholders. This Agreement has been duly executed and delivered by the Company, and, assuming the due execution and delivery of this Agreement by Heafner and Acquisition, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.


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         (c) Capitalization; Subsidiaries. (i) The authorized capital stock of the Company consists of 250,000 shares of Company Common Stock and 50,000 shares of Company Preferred Stock. At the time of execution of this Agreement, 93,000 shares of Company Common Stock were issued and outstanding and 8,100 shares of Company Preferred Stock were issued and outstanding. The Company Stockholders own of record and beneficially all of the outstanding capital stock of the Company. Except as set forth above, at the time of execution of this Agreement, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. Except as set forth in Section 2.1(c) of the Company Disclosure Schedule, all outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no securities, options, warrants, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or any securities of the type described in the two immediately preceding sentences. The Company is not subject to any liability for any claim that the Company violated any applicable Federal or state securities laws in connection with the issuance of capital stock. For purposes of this Agreement, a "Subsidiary" of any person means another person under the control of such person (where "control" means the direct or indirect possession of the power to elect at least a majority of the Board of Directors or other governing body of a person through the ownership of voting securities, ownership or partnership interests, by contract or otherwise, or if no such governing body exists, the direct or indirect ownership of 50% or more of the equity interests of a person); and a "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (governmental or private).

         (ii) Section 2.1(c) of the Company Disclosure Schedule sets forth a complete list of all of the Company's Subsidiaries as of the date of this Agreement, together with their respective jurisdictions of incorporation, authorized capital stock, number of shares issued and outstanding and record ownership of such shares. Except as set forth in Section 2.1(c) of the Company Disclosure Schedule, the Company does not have any Subsidiaries or own or hold any equity or other security interest in any other entity. All issued and outstanding shares of capital stock of the Company's Subsidiaries have been duly authorized, were validly issued, are fully paid and non-assessable and subject to no preemptive rights and, except as set forth in Section 2.1(c) of the Company Disclosure Schedule, are directly or indirectly owned beneficially and of record by the Company, free and clear of all security interests, liens, pledges, charges, escrows, options, rights of first refusal, mortgages, indentures, security agreements or other claims, encumbrances, agreements, arrangements or commitments of any kind or character, whether written or oral and whether or not relating in any way to credit or the borrowing of money (collectively, "Claims"),


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

and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock). None of the Company's Subsidiaries is subject to any liability for any claim that it violated any applicable Federal or state securities laws in connection with the issuance of capital stock.

         (d) Conflicts; Consents. The execution and delivery by the Company of this Agreement, the consummation of the transactions contemplated hereby and compliance by the Company with any of the provisions hereof does not and will not (i) conflict with or result in a breach of the articles of incorporation, by-laws or other constitutive documents of the Company or any of its Subsidiaries, (ii) except as set forth in Section 2.1(d) of the Company Disclosure Schedule, conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, or any license, franchise, permit, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which any properties or assets of the Company or any of its Subsidiaries may be bound or affected, except for (1) such conflicts, breaches or defaults that are, individually and in the aggregate, immaterial and (2) such conflicts, breaches or defaults as to which requisite waivers or consents have been obtained or will be obtained before the Closing at no material cost to the Company and without giving to any person any material additional rights, (iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (except for such violations that are, individually and in the aggregate, immaterial) or (iv) result in the creation or imposition of any Claim upon any shares of Company Capital Stock or capital stock of any of the Company's Subsidiaries or any property or assets used or held by the Company or any of its Subsidiaries. No consent or approval by, or notification of or filing with, any governmental authority or agency is required in connection with the execution, delivery and performance by the Company of this Agreement, or the consummation of the transactions contemplated hereby except for (x) the filing of a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and the expiration or early termination of the applicable waiting period under the HSR Act, (y) the filing of the Certificate of Merger with the Delaware Secretary of State and (z) such other consents, approvals or notifications that are, individually and in the aggregate, immaterial.

            (e) Financial Information. (i) The following financial statements are contained in Section 2.1(e) of the Company Disclosure Schedule:

                  (A) the consolidated balance sheets of the Company at September 30, 1996 and 1997 and the related consolidated statements of income and retained earnings and cash flows for the fiscal years then ended together with the opinion of Ernst & Young LLP thereon;

                  (B) the consolidated balance sheets of the Company at September 30, 1995 and the related consolidated statements of income and retained earnings and cash flows for the fiscal years then ended together with the opinion of Deloitte & Touche, L.L.P. thereon; and


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                  (C) the unaudited, internally prepared monthly consolidated balance sheets of the Company as of the end of each calendar month commencing October 31, 1997 through the most recent month end that is at least 20 days prior to the date of this Agreement and the related consolidated statements of income and retained earnings and cash flows for each such calendar month.

Except as set forth in Section 2.1(e) of the Company Disclosure Schedule, all such financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods and fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries (except, in the case of unaudited financial statements, subject to normal, recurring year-end audit adjustments). The consolidated balance sheets of the Company as at the dates set forth fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the dates thereof, and the related consolidated statements of income and retained earnings and cash flows of the Company for each of the respective specified periods then ended fairly present in all material respects the consolidated results of operations of the Company and its Subsidiaries for each of the respective periods then ended (except, in the case of unaudited financial statements, subject to normal, recurring year-end audit adjustments). For the purposes of this Agreement, all financial statements referred to in this paragraph shall include any notes and schedules to such financial statements.

            (ii) Except as set forth in Section 2.1(e)(ii) of the Company Disclosure Schedule, each of the Company and each of its Subsidiaries does not have, and as a result of the transactions contemplated herein, will not have, any liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due), except for liabilities and obligations (A) reflected on the balance sheets of the Company referred to in
Section 2.1(e)(i) or (B) incurred in the ordinary course of business consistent with past practice since February 20, 1998, and which, individually, do not exceed $250,000. All reserves established by the Company are reflected on the balance sheets of the Company or in the footnotes to the financial statements of the Company and are reasonable based upon facts and circumstances known by the Company on the date hereof and there are no loss contingencies that are required to be accrued by Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for on such balance sheets.

         (f) Absence of Changes. Except as set forth in Section 2.1(f) of the Company Disclosure Schedule, since September 30, 1997, the Company and its Subsidiaries have been operated in the ordinary course consistent with past practice and there has not been:

                  (i) any event, violation or other matter that could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

                  (ii) any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Company or any of its Subsidiaries, other than obligations under customer contracts, current obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

                  (iii) any payment, discharge, satisfaction or settlement of any claim or obligation of the Company or any of its Subsidiaries, except in the ordinary course of business and consistent with past practice;

                  (iv) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries or any direct or indirect redemption, purchase or other acquisition of any such shares;

                  (v) any issuance or sale, or any contract entered into for the issuance or sale, of any shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company or any of its Subsidiaries;

                  (vi) any sale, assignment, pledge, encumbrance, transfer or other disposition of any tangible asset of the Company or any of its Subsidiaries (other than sales of inventory to customers in the ordinary course of business consistent with past practice), or any sale, assignment, transfer or other disposition of any patents, trademarks, service marks, trade names, copyrights, licenses, franchises, know-how or any other intangible assets of the Company or any of its Subsidiaries;

                  (vii) any creation of any Claim on any property of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice or such Claims which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect;

                  (viii) any write-down of the value of any asset of the Company or any of its Subsidiaries or any write-off as uncollectible of any accounts or notes receivable or any portion thereof, other than write-downs or write-offs which, in the aggregate, equal approximately $112,000 as of the date of this Agreement and which, individually, do not exceed $10,000;

                  (ix) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to the Company or any of its Subsidiaries;

                  (x) any capital expenditure or commitment or addition to property, plant or equipment of the Company or any of its Subsidiaries, other than capital expenditures or commitments or additions to property, plant or equipment of the Company or any of its Subsidiaries which, in the aggregate, equal approximately $383,000 as of the date of this Agreement and which, individually, do not exceed $10,000;

                  (xi) any general increase in the compensation of employees of the Company or any of its Subsidiaries (including any increase pursuant to any written bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment), or any increase in any such compensation or bonus payable to any officer, stockholder, director, consultant or agent of the Company or any of its Subsidiaries having an annual salary or remuneration in excess of $75,000;

                  (xii) any damage, destruction or loss (whether or not covered by insurance) affecting any asset or property of the Company or any of its Subsidiaries resulting in liability or loss in excess of $50,000;

                  (xiii) any change in the independent public accountants of the Company and its Subsidiaries or any material change in the accounting methods or accounting practices followed by the Company or any material change in depreciation or amortization policies or rates; or

                  (xiv) any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing items (i) through (xiii), subject to any dollar thresholds set forth in items (i) through (xiii) above.

            (g) Assets, Property and Related Matters; Real Property. (i) The Company and its Subsidiaries have good title to, or a valid leasehold interest in, as applicable, all of the assets reflected on the financial statements contained in Section 2.1(e) of the Company Disclosure Schedule, free and clear of all Claims, except as set forth in Section 2.1(g)(i) of the Company Disclosure Schedule. Such assets (A) are in good operating condition and repair, subject to ordinary wear and tear, and (B) constitute all of the properties, interests, assets and rights held for use or used in connection with the business and operations of the Company and its Subsidiaries and constitute all those necessary to continue to operate the business of the Company and its Subsidiaries consistent with current and historical practice. All items of personal property owned by the Company and its Subsidiaries with current value or book value in excess of $5,000 are listed in Section 2.1(g)(i) of the Company Disclosure Schedule.

                  (ii) Section 2.1(g)(ii) of the Company Disclosure Schedule sets forth a list of all real property owned or leased by the Company or its Subsidiaries (each a "Company Property"). The Company or one of its Subsidiaries, as the case may be, is the sole owner or holder of, and has, good and marketable fee title to, or a good, valid and existing leasehold estate in, each Company Property, free and clear of all liens, encumbrances, restrictions and other matters affecting title to, or the use and occupancy of, such Company Property, except as disclosed in Section 2.1(g)(ii) of the Company Disclosure Schedule (such items, together with the related items set forth in Section 2.1(g)(i) of the Company Disclosure Schedule, being collectively referred to herein as the "Permitted Encumbrances"). No Company Property violates in any material respect the terms or conditions of any Permitted Encumbrance.

                  (iii) With respect to each Company Property leased by the Company or one of its Subsidiaries, (A) the Company or one of its Subsidiaries, as the case may be, is the owner and holder of all the leasehold interests and estates purported to be granted by such leases, (B) all leases to which the Company or one of its Subsidiaries is a party are in writing and in full force and effect and constitute valid and binding obligations of the Company or such Subsidiary and, to the knowledge of the Company or any Company Stockholder, of the other parties thereto, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, and (C) the

Company has delivered to Heafner true and complete copies of all such leases. There exists no default, or any event which upon notice or the passage of time, or both, would give rise to any default, in the performance by the Company or one of its Subsidiaries, as the case may be, or by any lessor under any lease (except for such defaults that are, individually and in the aggregate, immaterial). Except as set forth in Section 2.1(g)(ii) of the Company Disclosure Schedule, the Company has not, and to the knowledge of the Company or any Company Stockholder, no other person has, granted any oral or written right to anyone other than the Company and its Subsidiaries to lease, sublease or otherwise occupy any of the properties described in Section 2.1(g)(ii) of the Company Disclosure Schedule through the end of the applicable lease periods.

                  (iv) Each Company Property and all appurtenances and improvements, as used, constructed or maintained by the Company or any of its Subsidiaries at any time, conform in all material respects to applicable Federal, state, local and foreign laws, rules, regulations and orders ("Legal Requirements"), and, except as otherwise disclosed on Section 2.1(g)(iv) of the Company Disclosure Schedule, no notices of violation of any Legal Requirements have been received by the Company or any of its Subsidiaries or, to the knowledge of the Company and the Company Stockholders, issued by any governmental authority, in each case with respect to any Company Property, including all building, fire, health, zoning, setback, subdivision and environmental laws, regulations or ordinances (except for notices with respect to possible violations that are, individually and in the aggregate, immaterial). Without limiting the foregoing, each Company Property is in good operating condition and repair, ordinary wear and tear excepted, and no condition exists which would interfere in any material respect with the Company's and its Subsidiaries' customary use and operation thereof. The use of the buildings and structures located on each Company Property or any appurtenances or equipment does not violate in any material respect any restrictive covenants or encroach on any property owned by others. No condemnation proceeding is pending or, to the knowledge of the Company or any Company Stockholder, threatened which would preclude or impair in any material respect the use of any Company Property by the Company or any of its Subsidiaries for the uses for which they are intended.

                  (v) Section 2.1(g)(v) of the Company Disclosure Schedule lists each permit necessary or appropriate for the Company and its Subsidiaries to own, lease or use any Company Property (except for permits that are, individually or in the aggregate, immaterial). Each such permit was duly issued and obtained, currently is in full force and effect, and has the term set forth therefor on Section 2.1(g)(v) of the Company Disclosure Schedule. No default or violation, or event which with the passage of time or giving of notice or both would become a default or violation, has occurred in the due observance of any permit (except for such defaults or violations that are, individually or in the aggregate, immaterial). The Company has delivered to Heafner true and complete copies of all such permits.

                  (vi) Except as set forth in Section 2.1(g)(vi) of the Company Disclosure Schedule, no part of any Company Property is subject to any building or use restrictions that would restrict in any material respect or prevent the present use and operation of such Company Property, and each Company Property is properly and duly zoned for its current use, and such current use is in all material respects a conforming use. Neither the Company nor any of its Subsidiaries has received a notice or order from a governmental authority having jurisdiction over any Company Property that adversely affects in any material respect the use or operation of any Company Property, or requires, as of the date hereof or a specified date in the future, any repairs, alterations, additions or improvements thereto, or the payment or dedication of any money, fee, exaction or property and, to the knowledge of the Company and the Company Stockholders no such governmental authority has issued, or threatened to issue, any such notice or order. The Company Stockholders have no knowledge of any actual or pending imposition of any assessments for public improvements with respect to any Company Property and, to the knowledge of the Company or any Company Stockholder, no such improvements have been constructed or planned that would be paid for by means of assessments upon any Company Property.

                  (vii) Each Company Property is located on public roads and streets with adequate ingress and egress available between such streets and the Company Property, and, to the knowledge of the Company or any Company Stockholder, all utility systems required in connection with the use, occupancy and operation of each Company Property are sufficient for their present purposes, are fully operational and in working order, and are benefited by customary utility easements providing for the continued use and maintenance of such systems. Each Company Property consists of sufficient land, parking areas, sidewalks, driveways and other improvements to permit the continued use of such Company Property in the manner and for the purposes to which it is presently devoted.

                  (viii) Except as set forth in Section 2.1(g)(viii) of the Company Disclosure Schedule, no portion of any Company Property is located in any flood zone area designated as Zone A or Zone Z (or any Zone having the prefix A or Z) (or any successor designation) pursuant to applicable regulations of the Federal Emergency Management Agency, or any successor thereto.

                  (ix) None of the Company Stockholders is a "foreign person" as defined in Section 1445 of the Code.

                  (x) Except as set forth in Section 2.1(d) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will create a breach of, or constitute a default under, any lease of real property held by the Company or any of its Subsidiaries. No consent from the lessor or any other person under any such lease is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for those obtained prior to the Closing and listed in
Section 2.1(d) of the Company Disclosure Schedule.

            (h) Intellectual Property. The Company and its Subsidiaries own or validly license all patents, trademarks, service marks, trade names and copyrights, in each case registered or unregistered, inventions, software (including documentation and object and source code listings), know-how, trade secrets and other intellectual property rights (collectively, the "Intellectual Property") used in their respective businesses as presently conducted. Section 2.1(h) of the Company Disclosure Schedule contains a list of all patents, registered trademarks and registered copyrights and applications therefor owned and used by the Company and its Subsidiaries and any

Intellectual Property which is expressly licensed for use by others. As used in the business of the Company and its Subsidiaries, to the knowledge of the Company and the Company Stockholders, no Intellectual Property infringes any rights owned or held by any other person. There is no pending or, to the knowledge of the Company and the Company Stockholders, threatened claim or litigation against the Company or any of its Subsidiaries contesting its right to use any Intellectual Property. To the knowledge of the Company and the Company Stockholders, no person is infringing the rights of the Company or any of its Subsidiaries in any Intellectual Property. To the knowledge of the Company and the Company Stockholders, no product or service sold by the Company or any of its Subsidiaries violates or infringes any intellectual property right owned or held by any other person. In the case of commercially available "shrink-wrap" software programs, to the knowledge of the Company and the Company Stockholders, neither the Company nor any of its Subsidiaries nor any of their respective employees has made or is using any unauthorized copies of any such software programs.

            (i) Insurance. Section 2.1(i) of the Company Disclosure Schedule contains a true and complete list of all policies of casualty, liability, theft, fidelity, life and other forms of insurance currently held by the Company or any of its Subsidiaries. True and complete copies of such policies have been delivered to Heafner. All insurance policies currently outstanding are in the name of the Company and its Subsidiaries and are in full force and effect, all premiums with respect to such policies are currently paid and such policies will not be affected by, or terminated or lapse by reason of, the transactions contemplated by this Agreement. None of the Company or any of its Subsidiaries has received notice of cancellation or termination of any such policy, nor has any such person been denied or had revoked or rescinded any policy of insurance, nor borrowed against any such policies. No significant claim under any such policy is pending.

            (j) Agreements. Section 2.1(j) of the Company Disclosure Schedule contains a true and complete list of all contracts, agreements and other instruments to which the Company or any of its Subsidiaries is a party (A) relating to indebtedness for money borrowed or capital leases, (B) of duration of six months or more from the date hereof, not cancelable without penalty on 30 days or less notice and relating to commitments, individually, in excess of $100,000, (C) relating to commitments, individually, in excess of $200,000 (other than purchases of inventory in the ordinary course of business consistent with past practice), (D) relating to the employment or compensation of any stockholder, director, officer, employee, consultant or other agent of the Company or any of its Subsidiaries, (E) relating to the sale or other disposition of any assets, properties or rights (other than in the ordinary course of business consistent with past practice), (F) relating to the lease of (or similar arrangement with respect to) any machinery, equipment, motor vehicles, furniture, fixture or similar property and with an annual commitment, individually, in excess of $50,000, (G) between the Company and any Company Stockholder or affiliate of any Company Stockholder, (H) that restricts (other than in immaterial respects) the operation of the Company or any of its Subsidiaries anywhere in the world or (I) that is otherwise material to the Company and its Subsidiaries (taken as a whole). None of the Company or any of its Subsidiaries is in default under any such agreement or instrument where such default, singly or in the aggregate with defaults under other agreements or instruments, could reasonably be expected to have a Company Material Adverse Effect and, to the knowledge of the Company or any Company Stockholder, all such agreements or instruments are in full force and effect. Except as set forth in
Section 2.1(j) of the Company Disclosure Schedule, neither the execution and delivery of this

Agreement nor the consummation of the transactions contemplated by this Agreement will create a breach of, or constitute a default under, any agreement required to be listed in Section 2.1(j) of the Company Disclosure Schedule (except for such breaches that are, individually or in the aggregate, immaterial). The Company has delivered to Heafner true and complete copies of all documents described in Section 2.1(j) of the Company Disclosure Schedule.

            (k) Litigation. Except as set forth in Section 2.1(k) of the Company Disclosure Schedule, there have not been for the past two years (other than routine matters occurring in the ordinary course of business of the Company and its Subsidiaries), nor are there, any suits, actions, claims, investigations or legal or administrative or arbitration proceedings in respect of the Company or any of its Subsidiaries, pending or, to the knowledge of the Company or any Company Stockholder, threatened, whether at law or in equity, or before or by any Federal, foreign, state or municipal or other governmental department, commission, board, bureau, agency or instrumentality. Except as set forth in
Section 2.1(k) of the Company Disclosure Schedule, there have not been for the past two years (other than routine matters occurring in the ordinary course of business of the Company and its Subsidiaries), nor are there, any judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against the Company or any of its Subsidiaries or any of their respective assets or properties.

            (l) Compliance; Governmental Authorizations. (i) Each of the Company and each of its Subsidiaries has complied and is in compliance in all material respects with all Federal, state, local and foreign laws, ordinances, rules, regulations and orders (including those relating to disposal of materials, environmental protection and occupational safety and health) applicable to the Company, any of its Subsidiaries or their respective businesses, and there are no present or past conditions relating to the Company or any of its Subsidiaries, or relating to any Company Property or any appurtenances thereto or improvements thereon, that could reasonably be expected to lead to any material liability against the Company or any of its Subsidiaries, or reasonably be expected to have a Company Material Adverse Effect, for violation of any health or safety laws. Each of the Company and each of its Subsidiaries has all Federal, state, local and foreign governmental licenses and permits that are material to the conduct of their respective businesses as presently being conducted, which licenses and permits (and any exceptions thereto) are set forth in Section 2.1(l) of the Company Disclosure Schedule. Such licenses and permits are in full force and effect, no material violations are or have been recorded in respect of any thereof, no proceeding is pending or, to the knowledge of the Company or any Company Stockholder, threatened, to revoke or limit any thereof, and the Company Stockholders do not know of any basis for any such proceeding and the consummation of the transactions contemplated in this Agreement will not result in the non-renewal, revocation or termination of any such license or permit.

                  (ii) The Company and each of its Subsidiaries validly hold all permits required under all applicable Federal, state, county or local laws, ordinances, regulations and orders relating to disposal of materials or the discharge of chemicals, gases or other substances or Hazardous Materials (defined below) into the environment or to the safety or protection of the environment (the "Environmental Laws") that are material to the conduct of their respective businesses as presently being conducted. None of the Company or any of its Subsidiaries has violated, nor is the Company or any of its Subsidiaries in violation of, in any material respect, any requirements of any Environmental Laws in connection with the conduct of its business or in connection with the use, maintenance or operation of any Company Property. There are no present or past conditions relating to the Company or any of its Subsidiaries or relating to any Company Property, or, to the knowledge of the Company and the Company Stockholders, relating to any real property previously owned, leased or operated by the Company or any of its Subsidiaries or any of their respective present or past affiliates, that in any such case could reasonably be expected to lead to any material liability of the Company or any of its Subsidiaries under any Environmental Law. Except as set forth on Section 2.1(l)(ii) of the Company Disclosure Schedule, each of the Company and each of its Subsidiaries has operated each Company Property and has received, handled, used, stored, treated, shipped and disposed of all hazardous or toxic materials, substances and wastes (whether or not on its properties or properties owned or operated by others) in compliance in all material respects with all applicable Environmental Laws. None of the Company or any of its Subsidiaries has engaged in or permitted the sale or dispensation (to customers, employees or other persons), handling, transportation, discharge, emission, treatment, storage or disposal of gasoline or other motor vehicle fuels at or under any Company Property or, to the knowledge of the Company and the Company Stockholders, any property or facility previously owned, leased or operated by the Company or any of its Subsidiaries or one of their respective past or present affiliates. "Hazardous Materials" means (A) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; (B) any "hazardous waste" or "petroleum," as defined by the Resource Conservation and Recovery Act, as amended; (C) any petroleum product; (D) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other Environmental Law, as amended or hereafter amended; or (E) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. ss. 2011 et seq., as amended or hereafter amended.

            (m) Labor Relations; Employees. (i) (A) There is no labor strike, dispute, slowdown, stoppage or lockout pending, affecting, or, to the knowledge of the Company or any Company Stockholder, threatened against the Company or any of its Subsidiaries, and during the last five years there has not been any such action; (B) there are no union claims to represent the employees of the Company or any of its Subsidiaries nor have there been any such claims within the last five years; (C) there is no written or oral contract, commitment, agreement, understanding or other arrangement with any labor organization, nor work rules or practices agreed to with any labor organization or employee association, applicable to employees of the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries a party to or bound by any collective bargaining or similar agreement; (D) there is, and within the last two years there has been, no representation of the employees of the Company or any of its Subsidiaries by any labor organization and, to the knowledge of the Company or any Company Stockholder, there are no union organizing activities among the employees of the Company or any of its Subsidiaries, nor does any question concerning representation exist concerning such employees; (E) Section 2.1(m)(i) of the Company Disclosure Schedule sets forth all personnel policies, rules or procedures (whether written or oral) applicable to employees of the Company or any of its Subsidiaries, and the Company has delivered to Heafner complete and accurate copies of all such written policies, rules or procedures plus summaries of all oral policies, rules or procedures; (F) none of the Company or any of its Subsidiaries has engaged in any act or practice which could reasonably be expected to constitute an unfair labor practice as defined in the National Labor Relations Act or other applicable law, ordinance, regulation, interpretation or order and each of the Company and each of its Subsidiaries is, and has for the past five years been, in compliance in all material respects with all applicable laws, ordinances, regulations, interpretations or orders respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health; (G) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries (or against any Company Stockholder with respect to the Company or any of its Subsidiaries) pending or, to the knowledge of the Company or any Company Stockholder, threatened before the National Labor Relations Board or any similar state or foreign agency and, to the knowledge of the Company or any Company Stockholder, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis therefor; (H) there is no grievance pending or, to the knowledge of the Company or any Company Stockholder, threatened against the Company or any of its Subsidiaries arising out of any collective bargaining agreement or other grievance procedure; (I) except as set forth in Section 2.1(m)(i)(I) of the Company Disclosure Schedule, there are no charges with respect to or relating to the Company or any of its Subsidiaries pending or, to the knowledge of the Company or any Company Stockholder, threatened before the Equal Employment Opportunity Commission or any other governmental entity responsible for the prevention of unlawful employment practices; (J) neither the Company nor any of its Subsidiaries nor any Company Stockholder has received notice of the intent of any governmental entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries and no such investigation is in progress; and (K) no complaints, lawsuits or other proceedings are pending or, to the knowledge of the Company or any Company Stockholder, threatened in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract, commitment, agreement, understanding or other arrangement for employment, any law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with any employment relationship.

                  (ii) Section 2.1(m)(ii) of the Company Disclosure Schedule contains a list of each pension, retirement, savings, deferred compensation, and profit-sharing plan and each stock option, stock appreciation, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan and any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), under which the Company or any of its Subsidiaries has any current or future obligation or liability (including any potential, contingent or secondary liability under Title IV of ERISA) or under which any employee or former employee (or beneficiary of any employee or former employee) of the Company or any of its Subsidiaries has or may have any current or future right to benefits (the term "plan" shall include any contract, agreement, policy or understanding, each such plan being hereinafter referred to individually as a "Plan"). The Company has delivered to Heafner true and complete copies of (A) each Plan, (B) the summary plan description for each Plan, (C) the latest annual report, if any, which has been filed with the

IRS for each Plan, (D) the most recent IRS determination letter for each Plan that is a pension plan (as defined in ERISA) intended to be qualified under Code
Section 401(a) and (E) copies of any existing reports for the three most recent Plan years showing compliance with discrimination rules under those of Code Sections 401(a), 401(k), 401(m), 419, 419A, 505. 501(c)(9), 105(h), 125 or 129
applicable to such Plan. Except as set forth in Section 2.1(m)(ii) of the Company Disclosure Schedule, each Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Code is and has been determined by the IRS to be tax qualified under Sections 401(a) and 501(a) of the Code and, since such determination, no amendment to or failure to amend any such Plan and, to the knowledge of the Company and the Company Stockholders, no other event or circumstance has occurred that could reasonably be expected to adversely affect its tax qualified status. There has been no prohibited transaction within the meaning of Section 4975 of the Code and Section 406 of Title I of ERISA with respect to any Plan.

                  (iii) Except as set forth in Section 2.1(m)(iii) of the Company Disclosure Schedule, no Plan is subject to the provisions of Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA. Except as set forth in
Section 2.1(m)(iii) of the Company Disclosure Schedule, no Plan is subject to Title IV of ERISA. Except as set forth in Section 2.1(m)(iii) of the Company Disclosure Schedule, during the past five years, neither the Company or any of its Subsidiaries nor any business or entity then controlling, controlled by, or under common control with the Company or any of its Subsidiaries contributed to or was obliged to contribute to an employee pension plan that was subject to Title IV of ERISA.

                  (iv) Except as set forth in Section 2.1(m)(iv) of the Company Disclosure Schedule, there are no actions, claims, lawsuits or arbitrations (other than routine claims for benefits) pending, or, to the knowledge of the Company or any Company Stockholder, threatened, with respect to any Plan or the assets of any Plan, and no Company Stockholder has knowledge of any facts which could give rise to any such actions, claims, lawsuits or arbitrations (other than routine claims for benefits). Each Plan has been administered in all material respects in accordance with its terms and with all applicable laws (including, without limitation, ERISA). The Company and each of its Subsidiaries have satisfied all funding, compliance and reporting requirements for all Plans. With respect to each Plan, the Company and each of its Subsidiaries have paid all contributions (including employee salary reduction contributions) and all insurance premiums that have become due and any such expense accrued but not yet due has been properly reflected in the financial information in Section 2.1(e) of the Company Disclosure Schedule.

              (v) Except as set forth in Section 2.1(m)(v) of the Company Disclosure Schedule, no Plan provides or is required to provide, now or in the future, health, medical, dental, accident, disability, death or survivor benefits to or in respect of any person beyond termination of employment, except to the extent required under any state insurance law or under Part 6 of Subtitle B of Title I of ERISA and under Section 4980(B) of the Code. Except as set forth in Section 2.1(m)(v) of the Company Disclosure Schedule, no Plan covers any individual other than employees of the Company or any of its Subsidiaries, other than spouses and dependents of employees under health and child care policies listed in Section 2.1(m)(ii) of the Company Disclosure Schedule, true and complete copies of which have been delivered to Heafner.

                  (vi) Except as set forth in Section 2.1(m)(vi) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (A) entitle any employee of the Company or any of its Subsidiaries to severance pay or termination benefits, (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (C) obligate Heafner or the Company or any of its Subsidiaries or any of their respective affiliates, to pay or otherwise be liable for any compensation, vacation days, pension contribution or other benefits to any employee, consultant or agent of the Company or any of its Subsidiaries for periods before the Closing Date or for personnel whom Heafner does not employ.

            (n) Related Party Transactions. Except as set forth in Section 2.1(n) of the Company Disclosure Schedule, no current or former partner, director, officer or stockholder of the Company or any of its Subsidiaries or any associate or affiliate (as defined in the rules promulgated under the Securities Exchange Act of 1934) thereof, or any relative with a relationship of not more remote than first cousin of any of the foregoing, is presently, or during the 12-month period ending on the date hereof has been, (i) a party to any transaction with the Company or any of its Subsidiaries (including any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer or stockholder or such associate) or
(ii) to the knowledge of the Company or any Company Stockholder, the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a competitor, supplier or customer of the Company or any of its Subsidiaries, nor does any such person receive income from any source other than the Company or any of its Subsidiaries which relates to the Company' or such Subsidiaries' businesses or should properly accrue to the Company or its Subsidiaries.

            (o) Taxes. (i) All Federal, state, local and foreign tax returns and tax reports required to be filed on or prior to the Closing Date by the Company or any of its Subsidiaries have been or will be filed or a valid request for extension has been or will be filed with respect thereto, on a timely basis (including any extensions) with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed. All such returns and reports were or will be prepared in the manner required by applicable law, and reflect or will reflect the liability for taxes of the Company and its Subsidiaries in all material respects. All Federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, excise, employment and other taxes (including interest, penalties and withholdings of tax) due from and payable by the Company or any of its Subsidiaries on or prior to the Closing Date have been or will be fully paid on a timely basis or will be adequately reserved for on the Closing Date Financial Statement (as defined in Section 4.1(k)). Except as set forth in Section 2.1(o) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any tax return. There are no liens for taxes upon the assets of the Company or any of its Subsidiaries except for statutory liens for current taxes not yet due.

                  (ii) No claim has ever been made by an authority in a jurisdiction where the Company or any Subsidiary of the Company does not file tax returns that it is or may be subject to taxation by that jurisdiction, and neither the Company or any such Subsidiary has received any notice, or request for information from any such authority.

                  (iii) No issues have been raised with the Company or any of its Subsidiaries by the Internal Revenue Service (the "IRS") or any other taxing authority in connection with any tax return or report filed by the Company or any of its Subsidiaries where such issue is unresolved and there are no issues that have been raised by a taxing authority which, either individually or in the aggregate, could result in any liability for tax obligations of the Company or any of its Subsidiaries relating to periods ending on or before September 30, 1997 in excess of the accrued liability for taxes shown on the combined financial statements contained in Section 2.1(e)(i) of the Company Disclosure Schedule. No waivers of statutes of limitations have been given or requested with respect to the Company or any of its Subsidiaries.

                  (iv) No material differences exist between the amounts of the book basis and the tax basis of assets that are not accounted for by an accrual on the books of the Company or any of its Subsidiaries for Federal income tax purposes. Except as set forth in Section 2.1(o)(iv) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has proposed no adjustment or change in accounting method.

                  (v) All transactions or methods of accounting that could give rise to an understatement of Federal income tax (within the meaning of Section 6661 of the Code for tax returns filed on or before December 31, 1990, and within the meaning of Section 6662 of the Code for tax returns filed after December 31, 1990) have been adequately disclosed on the tax returns in accordance with Section 6661(b)(2)(B) of the Code for tax returns filed on or prior to December 31, 1990, and in accordance with Section 6662(d)(2)(B) of the Code for tax returns filed after December 31, 1990.

                  (vi) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

                  (vii) The Company and each of its Subsidiaries has complied (and until the Closing will comply) in all material respects with all applicable laws relating to the payment and withholding of taxes (including withholding and reporting requirements under Section 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any other laws) and, within the time and in the manner prescribed by law, has withheld from wages, fees and other payments and paid over to the proper governmental or regulatory authorities all amounts required.

                  (viii) Neither the Company nor any of its Subsidiaries is a party to any tax-sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect.

            (p) Disclosure. No representation or warranty of the Company Stockholders contained in this Agreement, and (except for forward-looking projections or information relating to future performance) no statement contained in any certificate, schedule, annex, list or other writing furnished to Heafner, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained herein or therein, in light of the circumstances under which they were made, not misleading. None of the written information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the preliminary or the final confidential offering memorandum to be prepared and distributed to potential purchasers and purchasers of the High Yield Notes (as defined below in Section 3.14) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            (q) Bank Accounts; Powers-of-Attorney. Section 2.1(q) of the Company Disclosure Schedule contains a true and complete list of (A) all bank accounts and safe deposit boxes of the Company and its Subsidiaries and all persons who are signatories thereunder or who have access thereto and (B) the names of all persons holding general or special powers-of-attorney from the Company or any of its Subsidiaries and a summary of the terms thereof.

            (r) Inventory. The inventory included in the financial statements contained in Section 2.1(e) of the Company Disclosure Schedule is the only inventory used or held for use in the Company's and its Subsidiaries' business, is valued for financial statement purposes at the lower of cost or market value, and is useable and salable in the ordinary course of business, except for obsolete items and items of below standard quality, all of which have been written off, written down or reserved on the accounting records of the Company as of the date hereof.

            (s) Brokers. No agent, broker, investment banker, person or firm acting on behalf of the Company or any of its Subsidiaries or under the authority of the Company or any of its Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

            (t) Investment Company. Neither the Company nor any person controlling the Company is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

            SECTION 2.2. Representations and Warranties of the Company Stockholders Individually. Each Company Stockholder, severally and not jointly, represents and warrants to Heafner as follows:

            (a) Authority; Binding Agreements; Title to Shares. (i) Such Company Stockholder has the requisite power, capacity and authority to enter into this Agreement, the Escrow Agreement, the Class B Stockholder Agreement and the Class B Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Escrow Agreement, the Class B Stockholder Agreement and the Class B Registration Rights Agreement by such Company Stockholder have been duly authorized by all necessary action on the part of such Company Stockholder. This Agreement has been duly executed and delivered by such Company Stockholder, and, assuming the due execution and delivery of this Agreement by Heafner and Acquisition, constitutes the valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Each of the Escrow Agreement, the Class B Stockholder Agreement and the Class B Registration Rights Agreement, when executed and delivered by such Company Stockholder at the Closing, will, assuming the due authorization, execution and delivery of such agreements by Heafner, constitute the valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

                  (ii) Such Company Stockholder is the lawful owner of record and beneficially of the number of shares of Company Capital Stock set forth opposite such Company Stockholder's name on Annex A, and such Company Stockholder has, and will transfer to Acquisition at the Closing, good title to such number of shares, free and clear of all Claims, and with no restriction on the voting rights or other incidents of record and beneficial ownership attaching to such shares.

            (b) Conflicts; Consents. The execution and delivery by such Company Stockholder of this Agreement, the Escrow Agreement, the Class B Stockholder Agreement and the Class B Registration Rights Agreement, the consummation of the transactions contemplated hereby or thereby and compliance by such Company Stockholder with any of the provisions hereof or thereof does not and will not
(i) conflict with or result in a breach of the articles of incorporation, by-laws or other constitutive documents, if any, of the Company, any of its Subsidiaries or such Company Stockholder, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, or any license, franchise, permit, agreement or other instrument or obligation to which the Company, any of its Subsidiaries or such Company Stockholder is a party, or by which any properties or assets of the Company, any of its Subsidiaries or such Company Stockholder may be bound or affected, except for
(1) such conflicts, breaches or defaults that are, individually and in the aggregate, immaterial and (2) such conflicts, breaches or defaults as to which requisite waivers or consents have been obtained or will be obtained before the Closing at no cost to the Company and without giving to any person any additional rights (which waivers or consents are set forth in Section 2.2(b) of the Company Disclosure Schedule), (iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to the Company, any of its Subsidiaries or such Company Stockholder or any of their respective properties or assets (except for such violations that are, individually and in the aggregate, immaterial) or (iv) result in the creation or imposition of any Claim upon any shares of Company Capital Stock or capital stock of any of the Company's Subsidiaries or any property or assets used or held by the Company or any of its Subsidiaries. No consent or approval by, or notification of or filing with, any governmental authority or agency is required in connection with the execution, delivery and performance by such Company Stockholder of this Agreement, the Escrow Agreement, the Class B Stockholder Agreement or the Class B Registration Rights Agreement or the consummation of the transactions contemplated hereby or thereby except for (x) the filing of a premerger notification and report form under the HSR Act, and the expiration or early termination of the applicable waiting period under the HSR Act, (y) the filing of the Certificate of Merger with the Delaware Secretary of State and (z) such other consents, approvals or notifications that are, individually and in the aggregate, immaterial.

            (c) Brokers. No agent, broker, investment banker, person or firm acting on behalf of such Company Stockholder or under the authority of such Company Stockholder is or will be entitled to a broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated thereby.

            (d) Pending Challenges. There is no legal or regulatory proceeding pending or, to the knowledge of such Company Stockholder, threatened that could reasonably be expected to have a material adverse effect on such Company Stockholder's ability to consummate the transactions contemplated by this Agreement, the Escrow Agreement, the Class B Stockholder Agreement or the Class B Registration Rights Agreement.

            (e) Investment Company. Neither such Company Stockholder nor any person controlling such Company Stockholder is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

            SECTION 2.3. Representations and Warranties of Heafner. Heafner represents and warrants to the Company Stockholders as follows:

            (a) Organization, Standing and Power. Each of Heafner and each of its Subsidiaries (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and
(ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Heafner and each of its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, other than in such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or operations of Heafner and its Subsidiaries taken as a whole or on Heafner's or Acquisition's ability to consummate the Merger or perform their respective obligations under this Agreement (a "Heafner Material Adverse Effect"). Each such jurisdiction in which Heafner or any of its Subsidiaries is so qualified is listed in Section 2.3(a) of the disclosure schedule being delivered by Heafner simultaneously with the execution of this Agreement (the "Heafner Disclosure Schedule"). Heafner has delivered to the Company complete and correct copies of its articles of incorporation and by-laws and the certificate of incorporation and by-laws of each of its Subsidiaries, in each case as amended to the date of this Agreement, and has made available to the Company its and each of its Subsidiaries' minute books and stock records. Section 2.3(a) of the Heafner Disclosure Schedule contains a true and correct list of the directors and officers of Heafner and each of its Subsidiaries as of the date of this

Agreement and at all times since the last action of the board of directors and the stockholders of Heafner and of each of its Subsidiaries, as the case may be.

            (b) Authority; Binding Agreements. Each of Heafner and Acquisition (to the extent Acquisition is a party) has the requisite corporate power and authority to enter into this Agreement, the Escrow Agreement, the Class B Registration Rights Agreement and the Class B Stockholder Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Escrow Agreement, the Class B Registration Rights Agreement and the Class B Stockholder Agreement by Heafner and Acquisition (to the extent Acquisition is a party) have been duly authorized by all necessary action on the part of Heafner and Acquisition (to the extent Acquisition is a party). This Agreement has been duly executed and delivered by Heafner and Acquisition, and, assuming the due execution and delivery of this Agreement by the Company and the Company Stockholders, constitutes the valid and binding obligation of Heafner and Acquisition, enforceable against Heafner and Acquisition in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. At the Closing, each of the Escrow Agreement, the Class B Registration Rights Agreement and the Class B Stockholder Agreement will be duly executed and delivered by Heafner and Acquisition, and, assuming the due execution and delivery thereof by the Company Stockholders, will constitute the valid and binding obligation of Heafner, enforceable against Heafner in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

            (c) Capitalization; Subsidiaries. (i) The authorized capital stock of Heafner consists of 10,000,000 shares of common stock, par value $.01, 7,000 shares of Series A Cumulative Redeemable Preferred Stock, $.01 par value (the "Series A Preferred Stock"), and 4,500 shares of Series B Cumulative Redeemable Preferred Stock, $.01 par value (the "Series B Preferred Stock"), and all of such securities are issued and outstanding except for 6,319,000 shares of Heafner common stock. After giving effect to the filing of the Second Amended and Restated Articles (as defined in Section 4.1(h)) and to the Merger, the authorized capital stock of Heafner will consist of 10,000,000 shares of Class A Common Stock, $.01 par value ("Class A Common Stock"), 20,000,000 shares of Class B Common Stock, $.01 par value ("Class B Common Stock"), 7,000 shares of Series A Preferred Stock and 4,500 shares of Series B Preferred Stock, and all of such securities will be issued and outstanding except for 6,319,000 shares of Class A Common Stock and 18,599,333 shares of Class B Common Stock. The authorized capital stock of Acquisition consists of 1,000 shares of common stock, $.01 par value, all of which are issued and outstanding. Except as set forth above and in Section 2.3(c) of the Heafner Disclosure Schedule, at the time of execution of this Agreement, no shares of capital stock or other voting securities of Heafner are issued, reserved for issuance or outstanding. Except as set forth in Section 2.3(c) of Heafner Disclosure Schedule, all outstanding shares of capital stock of Heafner are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. At and upon the Closing, the shares of Class B Common Stock to be issued to the

Company Stockholders will be validly issued, fully paid, non-assessable and not subject to preemptive rights. Except as set forth in Section 2.3(c) of the Heafner Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness or securities of Heafner having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Heafner may vote. Except as set forth in Section 2.3(c) of the Heafner Disclosure Schedule, there are no securities, options, warrants, rights, commitments, agreements, arrangements or undertakings of any kind to which Heafner is a party or by which Heafner is bound obligating Heafner to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Heafner or obligating Heafner to issue, grant, extend or enter into any such security, option, warrant, right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 2.3(c) of the Heafner Disclosure Schedule, there are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating Heafner to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of Heafner or any securities of the type described in the two immediately preceding sentences. Heafner is not subject to any liability for any claim that Heafner violated any applicable Federal or state securities laws in connection with the issuance of capital stock.

            (ii) Section 2.3(c) of the Heafner Disclosure Schedule sets forth a complete list of all of Heafner's Subsidiaries as of the date of this Agreement, together with their respective jurisdictions of incorporation, authorized capital stock, number of shares issued and outstanding and record ownership of such shares. Except as set forth on Section 2.3(c) of the Heafner Disclosure Schedule, Heafner does not have any Subsidiaries or own or hold any equity or other security interest in any other entity. All issued and outstanding shares of capital stock of Heafner's Subsidiaries have been duly authorized, were validly issued, are fully paid and non-assessable and subject to no preemptive rights and are directly or indirectly owned beneficially and of record by Heafner, free and clear of all Claims, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock). None of Heafner's Subsidiaries is subject to any liability for any claim that it violated any applicable Federal or state securities laws in connection with the issuance of capital stock.

            (d) Conflicts; Consents. The execution and delivery by Heafner and Acquisition (to the extent Acquisition is a party) of this Agreement, the Escrow Agreement, the Class B Stockholder Agreement and the Class B Registration Rights Agreement, the consummation of the transactions contemplated hereby and thereby and compliance by Heafner and Acquisition (to the extent Acquisition is a party) with any of the provisions hereof and thereof does not and will not (i) conflict with or result in a breach of the articles of incorporation, by-laws or other constitutive documents of Heafner or any of its Subsidiaries, (ii) except as set forth in Section 2.3(d) of the Heafner Disclosure Schedule, conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, or any license, franchise, permit, agreement or other instrument or obligation to which Heafner or any of its Subsidiaries is a party, or by which any properties or assets of Heafner or any of its Subsidiaries may be bound or affected, except for (1) such conflicts, breaches or defaults that are, individually and in the aggregate, immaterial and (2) such conflicts, breaches or defaults as to which requisite waivers or consents have been obtained or will be obtained before the Closing at no material cost to Heafner and without giving to any person any material additional rights, (iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to Heafner or any of its Subsidiaries or any of their respective properties or assets (except for such violations that are, individually and in the aggregate, immaterial) or (iv) result in the creation or imposition of any Claim upon any shares of capital stock of Heafner or capital stock of any of Heafner's Subsidiaries or any property or assets used or held by Heafner or any of its Subsidiaries. No consent or approval by, or notification of or filing with, any governmental authority or agency is required in connection with the execution, delivery and performance by Heafner and Acquisition of this Agreement or the consummation of the transactions contemplated hereby except for (x) the filing of a premerger notification and report form under the HSR Act, and the expiration or early termination of the applicable waiting period under the HSR Act, (y) the filing of the Certificate of Merger with the Delaware Secretary of State and (z) such other consents, approvals or notifications that are, individually and in the aggregate, immaterial.

            (e) Financial Information. (i) The following financial statements are contained in Section 2.3(e) of the Heafner Disclosure Schedule:

                  (A) the unaudited, internally prepared consolidated balance sheet of Heafner at December 31, 1997 and the related consolidated statement of income and retained earnings and cash flows for the fiscal year then ended; and

                  (B) the balance sheets of Heafner at December 31, 1996 and 1995 and the related consolidated statements of income and retained earnings and cash flows for the fiscal years then ended together with the opinion of Arthur Andersen LLP thereon.

Except as set forth in Section 2.3(e) of the Heafner Disclosure Schedule, all such financial statements have been prepared in conformity with GAAP applied on a basis consistent with prior periods and fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Heafner and its Subsidiaries (except, in the case of unaudited financial statements, subject to normal, recurring year-end audit adjustments). The consolidated balance sheets of Heafner as at the dates set forth fairly present in all material respects the consolidated financial position of Heafner and its Subsidiaries as at the dates thereof, and the related consolidated statements of income and retained earnings and cash flows of Heafner for each of the respective specified periods then ended fairly present in all material respects the consolidated results of operations of Heafner and its Subsidiaries for each of the respective periods then ended (except, in the case of unaudited financial statements, subject to normal, recurring year-end audit adjustments). For the purposes of this Agreement, all financial statements referred to in this paragraph shall include any notes and schedules to such financial statements.

            (ii) Except as set forth in Section 2.3(e)(ii) of the Heafner Disclosure Schedule, each of Heafner and each of its Subsidiaries does not have, and as a result of the transactions contemplated herein, will not have, any liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due), except for liabilities and obligations (A) reflected on the balance sheets of Heafner referred to in Section 2.3(e)(i) or
(B) incurred in the ordinary course of business consistent with past practice since December 31, 1997, and which, individually, do not exceed $250,000. All reserves established by Heafner are reflected on the balance sheets of Heafner or in the footnotes to the financial statements of Heafner and are reasonable based upon facts and circumstances known by Heafner on the date hereof and there are no loss contingencies that are required to be accrued by Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for on such balance sheets.

            (f) Absence of Changes. Except as set forth in Section 2.3(f) of the Heafner Disclosure Schedule, since December 31, 1997, Heafner and its Subsidiaries have been operated in the ordinary course consistent with past practice and there has not been:

                  (i) any event, violation or other matter that could, individually or in the aggregate, reasonably be expected to have a Heafner Material Adverse Effect;

                  (ii) any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by Heafner or any of its Subsidiaries, other than obligations under customer contracts, current obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

                  (iii) any payment, discharge, satisfaction or settlement of any claim or obligation of Heafner or any of its Subsidiaries, except in the ordinary course of business and consistent with past practice;

                  (iv) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Heafner or any of its Subsidiaries or any direct or indirect redemption, purchase or other acquisition of any such shares;

                  (v) any issuance or sale, or any contract entered into for the issuance or sale, of any shares of capital stock or securities convertible into or exercisable for shares of capital stock of Heafner or any of its Subsidiaries;

                  (vi) any sale, assignment, pledge, encumbrance, transfer or other disposition of any tangible asset of Heafner or any of its Subsidiaries (other than sales of inventory to customers in the ordinary course of business consistent with past practice), or any sale, assignment, transfer or other disposition of any patents, trademarks, service marks, trade names, copyrights, licenses, franchises, know-how or any other intangible assets of Heafner or any of its Subsidiaries;

                  (vii) any creation of any Claim on any property of Heafner or any of its Subsidiaries, except in the ordinary course of business consistent with past practice or such Claims which, individually or in the aggregate, could not reasonably be expected to have a Heafner Material Adverse Effect;

                  (viii) any write-down of the value of any asset of Heafner or any of its Subsidiaries or any write-off as uncollectible of any accounts or notes receivable or any portion thereof, other than write-downs or write-offs which, in the aggregate, equal approximately $56,913.20 as of the date of this Agreement and which, individually, do not exceed $10,000;

                  (ix) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to Heafner or any of its Subsidiaries;

                  (x) any capital expenditure or commitment or addition to property, plant or equipment of Heafner or any of its Subsidiaries, other than capital expenditures or commitments or additions to property, plant or equipment of Heafner or any of its Subsidiaries which, in the aggregate, equal approximately $55,564.80 as of the date of this Agreement and which, individually, do not exceed $10,000;

                  (xi) any general increase in the compensation of employees of Heafner or any of its Subsidiaries (including any increase pursuant to any written bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment), or any increase in any such compensation or bonus payable to any officer, stockholder, director, consultant or agent of Heafner or any of its Subsidiaries having an annual salary or remuneration in excess of $75,000;

                  (xii) any damage, destruction or loss (whether or not covered by insurance) affecting any asset or property of Heafner or any of its Subsidiaries resulting in liability or loss in excess of $50,000;

                  (xiii) any change in the independent public accountants of Heafner and its Subsidiaries or any material change in the accounting methods or accounting practices followed by Heafner or any material change in depreciation or amortization policies or rates; or

                  (xiv) any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing items (i) through (xiv), subject to any dollar thresholds set forth in items (i) through (xiii) above.

            (g) Litigation. Except as set forth in Section 2.3(g) of the Heafner Disclosure Schedule, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of Heafner threatened, at law, in equity, in arbitration or before any governmental entity against Heafner or any of its Subsidiaries (i) with respect to this Agreement, the Escrow Agreement, the Class B Stockholder Agreement or the Class B Registration Rights Agreement or any of the transactions contemplated hereby or thereby; or (ii) which could reasonably be expected to, if adversely determined, have a Heafner Material Adverse Effect. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other governmental authority purporting to enjoin or restrain the execution, delivery and performance by Heafner or Acquisition (to the extent Acquisition is a party) of this Agreement, the Escrow Agreement, the Class B Stockholder Agreement or the Class B Registration Rights Agreement.

            (h) No Default or Breach. Neither Heafner nor any of its Subsidiaries is in default under or with respect to any of such person's Contractual Obligations in any respect, other than any such defaults that, individually or in the aggregate, could not reasonably be expected to have a Heafner Material Adverse Effect. "Contractual Obligations" means as to any person, any provision of any security issued by such person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such person is a party or by which it or any of its property is bound.

            (i) Title to Properties. Heafner and each of its Subsidiaries has good record and marketable title to, or hold leases in full force and effect in, all their real property, except for such defects in title as could not, individually or in the aggregate, have a Heafner Material Adverse Effect.

            (j) Investment Company. Neither Heafner nor any person controlling Heafner is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

            (k) Full Disclosure. No representation or warranty of Heafner contained in this Agreement, and (except for forward-looking projections or information relating to future performance) no statement contained in any other certificate, schedule, annex, list or other writing furnished by Heafner to the Company or the Company Stockholders, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances in which made, not misleading. None of the information supplied or to be supplied by Heafner for inclusion or incorporation by reference in the preliminary or final confidential offering memorandum to be prepared and distributed to potential purchasers and purchasers of the High Yield Notes (as defined below in Section 3.14) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            (l) Compliance; Governmental Authorizations. (i) Each of Heafner and each of its Subsidiaries has complied and is in compliance in all material respects with all Federal, state, local and foreign laws, ordinances, rules, regulations and orders (including those relating to disposal of materials, environmental protection and occupational safety and health) applicable to Heafner, any of its Subsidiaries or their respective businesses, and there are no present or past conditions relating to Heafner or any of its Subsidiaries, or relating to any real property owned or leased by Heafner or its Subsidiaries (each, a "Heafner Property") or any appurtenances thereto or improvements thereon, that could reasonably be expected to lead to any material liability against Heafner or any of its Subsidiaries, or reasonably be expected to have a Heafner Material Adverse Effect, for violation of any health or safety laws. Each of Heafner and each of its Subsidiaries has all Federal, state, local and foreign governmental licenses and permits that are material to the conduct of their respective businesses as presently being conducted, which licenses and permits (and any exceptions thereto) are set forth in Section 2.3(l) of the Heafner Disclosure Schedule. Such licenses and permits are in full force and effect, no material violations are or have been recorded in respect of any thereof, no proceeding is pending or, to the knowledge of Heafner, threatened, to revoke or limit any thereof, and Heafner does not know of any basis for any such proceeding and the consummation of the transactions contemplated in this Agreement will not result in the non-renewal, revocation or termination of any such license or permit.

            (ii) Heafner and each of its Subsidiaries validly hold all permits required under all applicable Environmental Laws that are material to the conduct of their respective businesses as presently being conducted. None of Heafner or any of its Subsidiaries has violated, nor is Heafner or any of its Subsidiaries in violation of, in any material respect, any requirements of any Environmental Laws in connection with the conduct of its business or in connection with the use, maintenance or operation of any Heafner Property. There are no present or past conditions relating to Heafner or any of its Subsidiaries or relating to any Heafner Property, or, to the knowledge of Heafner, relating to any real property previously owned, leased or operated by Heafner or any of its Subsidiaries or any of their respective present or past affiliates, that in any such case could reasonably be expected to lead to any material liability of Heafner or any of its Subsidiaries under any Environmental Law. Except as set forth on Section 2.3(l)(ii) of the Heafner Disclosure Schedule, each of Heafner and each of its Subsidiaries has operated each Heafner Property and has received, handled, used, stored, treated, shipped and disposed of all hazardous or toxic materials, substances and wastes (whether or not on its properties or properties owned or operated by others) in compliance in all material respects with all applicable Environmental Laws. Except as set forth in Section 2.3(l)(ii) of the Heafner Disclosure Schedule, none of Heafner or any of its Subsidiaries has engaged in or permitted the sale or dispensation (to customers, employees or other persons), handling, transportation, discharge, emission, treatment, storage or disposal of gasoline or other motor vehicle fuels at or under any Heafner Property or, to the knowledge of Heafner, any property or facility previously owned, leased or operated by Heafner or any of its Subsidiaries or one of their respective past or present affiliates.

            (m) Labor Relations; Employees. (i) (A) There is no labor strike, dispute, slowdown, stoppage or lockout pending, affecting, or, to the knowledge of Heafner, threatened against Heafner or any of its Subsidiaries, and during the last five years there has not been any such action; (B) there are no union claims to represent the employees of Heafner or any of its Subsidiaries nor have there been any such claims within the last five years; (C) there is no written or oral contract, commitment, agreement, understanding or other arrangement with any labor organization, nor work rules or practices agreed to with any labor organization or employee association, applicable to employees of Heafner or any of its Subsidiaries, nor is Heafner or any of its Subsidiaries a party to or bound by any collective bargaining or similar agreement; (D) there is, and within the last two years there has been, no representation of the employees of Heafner or any of its Subsidiaries by any labor organization and, to the knowledge of Heafner, there are no union organizing activities among the employees of Heafner or any of its Subsidiaries, nor does any question concerning representation exist concerning such employees; (E) Section 2.3(m)(i) of the Heafner Disclosure Schedule sets forth all personnel policies, rules or procedures (whether written or oral) applicable to employees of Heafner or any of its Subsidiaries, and Heafner has delivered to the Company complete and accurate copies of all such written policies, rules or procedures plus summaries of all oral policies, rules or procedures; (F) none of Heafner or any of its Subsidiaries has engaged in any act or practice which could reasonably be expected to constitute an unfair labor practice as defined in the National Labor Relations Act or other applicable law, ordinance, regulation, interpretation or order and each of Heafner and each of its Subsidiaries is, and has for the past five years been, in compliance in all material respects with all applicable laws, ordinances, regulations, interpretations or orders respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health; (G) there is no unfair labor practice charge or complaint against Heafner or any of its Subsidiaries pending or, to the knowledge of Heafner, threatened before the National Labor Relations Board or any similar state or foreign agency and, to the knowledge of Heafner, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis therefor; (H) there is no grievance pending or, to the knowledge of Heafner, threatened against Heafner or any of its Subsidiaries arising out of any collective bargaining agreement or other grievance procedure; (I) there are no charges with respect to or relating to Heafner or any of its Subsidiaries pending or, to the knowledge of Heafner, threatened before the Equal Employment Opportunity Commission or any other governmental entity responsible for the prevention of unlawful employment practices; (J) neither Heafner nor any of its Subsidiaries has received notice of the intent of any governmental entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to Heafner or any of its Subsidiaries and no such investigation is in progress; and (K) no complaints, lawsuits or other proceedings are pending or, to the knowledge of Heafner, threatened in any forum by or on behalf of any present or former employee of Heafner or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract, commitment, agreement, understanding or other arrangement for employment, any law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with any employment relationship.

                  (ii) Section 2.3(m)(ii) of the Heafner Disclosure Schedule contains a list of each pension, retirement, savings, deferred compensation, and profit-sharing plan and each stock option, stock appreciation, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan and any "employee benefit plan" within the meaning of Section 3(3) of ERISA, under which Heafner or any of its Subsidiaries has any current or future obligation or liability (including any potential, contingent or secondary liability under Title IV of ERISA) or under which any employee or former employee (or beneficiary of any employee or former employee) of Heafner or any of its Subsidiaries has or may have any current or future right to benefits (the term "plan" shall include any contract, agreement, policy or understanding, each such plan being hereinafter referred to in this Section 2.3(m) individually as a "Plan"). Heafner has delivered to the Company true and complete copies of (A) each Plan, (B) the summary plan description for each Plan, (C) the latest annual report, if any, which has been filed with the IRS for each Plan, (D) the most recent IRS determination letter for each Plan that is a pension plan (as defined in ERISA) intended to be qualified under Code Section 401(a) and (E) copies of any existing reports for the three most recent Plan years showing compliance with discrimination rules under those of Code Sections 401(a), 401(k), 401(m), 419, 419A, 505. 501(c)(9),
105(h), 125 or 129 applicable to such Plan. Except as set forth in Section 2.3(m)(ii) of the Heafner Disclosure Schedule, each Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Code is and has been determined by the IRS to be tax qualified under Sections 401(a) and 501(a) of the Code and, since such determination, no amendment to or failure to amend any such Plan and, to the knowledge of Heafner, no other event or circumstance has occurred that could reasonably be expected to adversely affect its tax qualified status. There has been no prohibited transaction within the meaning of Section 4975 of the Code and Section 406 of Title I of ERISA with respect to any Plan.

                  (iii) Except as set forth in Section 2.3(m)(iii) of the Heafner Disclosure Schedule, no Plan is subject to the provisions of Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA. Except as set forth in
Section 2.3(m)(iii) of the Heafner Disclosure Schedule, no Plan is subject to Title IV of ERISA. Except as set forth in Section 2.3(m)(iii) of the Heafner Disclosure Schedule, during the past five years, neither Heafner or any of its Subsidiaries nor any business or entity then controlling, controlled by, or under common control with Heafner or any of its Subsidiaries contributed to or was obliged to contribute to an employee pension plan that was subject to Title IV of ERISA.

                  (iv) There are no actions, claims, lawsuits or arbitrations (other than routine claims for benefits) pending, or, to the knowledge of Heafner, threatened, with respect to any Plan or the assets of any Plan, and Heafner has no knowledge of any facts which could give rise to any such actions, claims, lawsuits or arbitrations (other than routine claims for benefits). Each Plan has been administered in all material respects in accordance with its terms and with all applicable laws (including, without limitation, ERISA). Heafner and each of its Subsidiaries have satisfied all funding, compliance and reporting requirements for all Plans. With respect to each Plan, Heafner and each of its Subsidiaries have paid all contributions (including employee salary reduction contributions) and all insurance premiums that have become due and any such expense accrued but not yet due has been properly reflected in the financial information in Section 2.3(e) of the Heafner Disclosure Schedule.

                  (v) Except as set forth in Section 2.3(m)(v) of the Heafner Disclosure Schedule, no Plan provides or is required to provide, now or in the future, health, medical, dental, accident, disability, death or survivor benefits to or in respect of any person beyond termination of employment, except to the extent required under any state insurance law or under Part 6 of Subtitle B of Title I of ERISA and under Section 4980(B) of the Code. Except as set forth in Section 2.3(m)(v) of the Heafner Disclosure Schedule, no Plan covers any individual other than employees of Heafner or any of its Subsidiaries, other than spouses and dependents of employees under health and child care policies listed in Section 2.3(m)(ii) of the Heafner Disclosure Schedule, true and complete copies of which have been delivered to the Company.

                  (vi) Except as set forth in Section 2.3(m)(vi) of the Heafner Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (A) entitle any employee of Heafner or any of its Subsidiaries to severance pay or termination benefits, (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (C) obligate Heafner or Heafner or any of its Subsidiaries or any of their respective affiliates, to pay or otherwise be liable for any compensation, vacation days, pension contribution or other benefits to any employee, consultant or agent of Heafner or any of its Subsidiaries for periods before the Closing Date or for personnel whom Heafner does not employ.

            (n) Taxes. (i) All Federal, state, local and foreign tax returns and tax reports required to be filed on or prior to the Closing Date by Heafner or any of its Subsidiaries have been or will be filed or a valid request for extension has been or will be filed with respect thereto, on a timely basis (including any extensions) with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed. All such returns and reports were or will be prepared in the manner required by applicable law, and reflect or will reflect the liability for taxes of Heafner and its Subsidiaries in all material respects. All Federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, excise, employment and other taxes (including interest, penalties and withholdings of tax) due from and payable by Heafner or any of its Subsidiaries on or prior to the Closing Date have been or will be fully paid on a timely basis or will be adequately reserved for on Heafner's financial statements. Except as set forth in Section 2.3(n) of the Heafner Disclosure Schedule, neither Heafner nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any tax return. There are no liens for taxes upon the assets of Heafner or any of its Subsidiaries except for statutory liens for current taxes not yet due.

                  (ii) No claim has ever been made by an authority in a jurisdiction where Heafner or any Subsidiary of Heafner does not file tax returns that it is or may be subject to taxation by that jurisdiction, and neither Heafner or any such Subsidiary has received any notice, or request for information from any such authority.

                  (iii) No issues have been raised with Heafner or any of its Subsidiaries by the IRS or any other taxing authority in connection with any tax return or report filed by Heafner or any of its Subsidiaries where such issue is unresolved and there are no issues that have been raised by a taxing authority which, either individually or in the aggregate, could result in any liability for tax obligations of Heafner or any of its Subsidiaries relating to periods ending on or before December 31, 1997 in excess of the accrued liability for taxes shown on the combined financial statements contained in Section 2.3(e)(i) of the Heafner Disclosure Schedule. No waivers of statutes of limitations have been given or requested with respect to Heafner or any of its Subsidiaries.

                  (iv) No material differences exist between the amounts of the book basis and the tax basis of assets that are not accounted for by an accrual on the books of Heafner or any of its Subsidiaries for Federal income tax purposes. Neither Heafner nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Heafner or any of its Subsidiaries, and the IRS has proposed no adjustment or change in accounting method.

                  (v) All transactions or methods of accounting that could give rise to an understatement of Federal income tax (within the meaning of Section 6661 of the Code for tax returns filed on or before December 31, 1990, and within the meaning of Section 6662 of the Code for tax returns filed after December 31, 1990) have been adequately disclosed on the tax returns in accordance with Section 6661(b)(2)(B) of the Code for tax returns filed on or prior to December 31, 1990, and in accordance with Section 6662(d)(2)(B) of the Code for tax returns filed after December 31, 1990.

                  (vi) Neither Heafner nor any of its Subsidiaries is or has been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

                  (vii) Heafner and each of its Subsidiaries has complied (and until the Closing will comply) in all material respects with all applicable laws relating to the payment and withholding of taxes (including withholding and reporting requirements under Section 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any other laws) and, within the time and in the manner prescribed by law, has withheld from wages, fees and other payments and paid over to the proper governmental or regulatory authorities all amounts required.

                  (viii) Neither Heafner nor any of its Subsidiaries is a party to any tax-sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect.

            (o) Patents, Trademarks, Etc.

                  (i) Heafner and each of its Subsidiaries owns or has licensed or otherwise has the right to use all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, computer software (including the source codes thereto) and other intellectual property rights that are material to the operation of their businesses as presently conducted or proposed to be conducted.

                  (ii) Heafner uses and has used its best efforts to secure and maintain its intellectual property rights in any and all computer software it owns. Duplicates of all such computer software, including the source codes thereto, are at a secure off-site location.

                  (iii) To the best knowledge of Heafner, no product, process, method, substance or other material presently owned, sold, licensed or employed by Heafner or any of its Subsidiaries, or which Heafner or any of its Subsidiaries contemplates owning, selling, licensing or employing, (1) infringes upon the patents, trademarks, service marks, copyrights or licenses that are owned by others or (2) is being infringed upon by any other person. No litigation is pending and no claim has been made against Heafner or any of its Subsidiaries or, to the best knowledge of Heafner, is threatened, contesting the right of Heafner or any of its Subsidiaries to own, sell, license or use any product, process, method, substance or other material presently owned, sold, licensed or employed by Heafner or any of its Subsidiaries or which Heafner or any of its Subsidiaries intends to acquire an ownership interest in, sell, license or employ.

            (p) Potential Conflicts of Interest. To the best knowledge of Heafner, except as set forth in Section 2.3(p) of the Heafner Disclosure Schedule, no executive officer, director or affiliate of Heafner or any of its Subsidiaries, and no relative or spouse of any such officer, director or affiliate: (i) owns, directly or indirectly, any interest in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, Heafner or any of its Subsidiaries; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Heafner or any of its Subsidiaries uses in the conduct of its business; or (iii) has any cause of action or other claim whatsoever against, or owes any amount to, Heafner or any of its Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements arising in the ordinary course of business.

            (q) Trade Relations. Except as set forth in Section 2.3(q) of the Heafner Disclosure Schedule, to the knowledge of Heafner, there exists no actual or threatened termination, cancellation or material limitation of, or any material adverse modification or change in, the business relationship or business of Heafner and its Subsidiaries taken as a whole, or their business with, any customer or any group of customers whose use of their services are individually or in the aggregate material to the business of Heafner and its Subsidiaries taken as a whole, or with any material supplier, and to the knowledge of Heafner there exists no condition or state of facts or circumstances with respect thereto that could reasonably be expected to result in a Heafner Material Adverse Effect.

            (r) Material Contracts. Section 2.3(r) of the Heafner Disclosure Schedule lists as of the date of this Agreement each contract (other than purchase orders and standard sales contracts in the ordinary course of business), agreement, arrangement, commitment and lease of Heafner and its Subsidiaries currently in effect which by its terms (1) is not terminable at will within six months and requires future expenditures or receipts or other performance with respect to goods or services having a value per annum in excess of $200,000, (2) was not entered into in the ordinary course of business, or (3) is material to the assets, business, properties, operations or financial or other condition of Heafner and its Subsidiaries, taken as a whole. Copies of all such documents have previously been made available to the Company. All of such contracts, agreements, arrangements, commitments and leases are in full force and effect and binding upon the parties thereto in accordance with their terms. Neither Heafner nor any of its Subsidiaries, nor to the knowledge of Heafner, any other party to such contracts, agreements, arrangements, commitments and leases is in default of any material obligation thereunder or has given notice of default to any other party thereunder and, to the knowledge of Heafner, no condition exists that with notice or lapse of time would constitute a material default thereunder. Heafner has no knowledge of any proposed, pending, or likely cancellation or termination of any such contract, agreement, arrangement, commitment or lease (other than any expiration pursuant to the terms thereof).

            (s) Insurance. Section 2.3(s) of the Heafner Disclosure Schedule sets forth all policies of fire, liability, workman's compensation, vehicular, life or other insurance held by or on behalf of Heafner and its Subsidiaries (specifying the insurer, the coverage amounts and describing each pending claim thereunder of more than $100,000). Such policies and binders are in full force and effect. Neither Heafner nor any of its Subsidiaries is in default in any material respect with respect to any provision contained in any such policy or binder and, to the knowledge of Heafner, has not failed to give any notice or present any claim under such policy or binder in due and timely fashion.

            (t) Inventory. The inventory included in the financial statements contained in Section 2.3(e)(i) of the Heafner Disclosure Schedule is the only inventory used or held for use in

Heafner's and its Subsidiaries' business, is valued for financial statement purposes at the lower of cost or market value, and is useable and salable in the ordinary course of business, except for obsolete items and items of below standard quality, all of which have been written off, written down or reserved on the accounting records of Heafner as of the date hereof.

            (u) Brokers. Except for T & Co., no agent, broker, investment banker, person or firm acting on behalf of Heafner or any of its Subsidiaries or under the authority of Heafner or any of its Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

            (v) Financing. As of the date hereof, Heafner is highly confident that it can obtain the financing contemplated by Section 3.14, regardless of whether or not the Pending Acquisition (as defined below in Section 3.11) is consummated.

                                   ARTICLE III

                              Additional Agreements

            SECTION 3.1. Transaction Costs. Any fees, costs and expenses in connection with the transactions contemplated by this Agreement and the negotiation and preparation of the Escrow Agreement, Class B Stockholder Agreement, Class B Registration Rights Agreement, Certificate of Merger and Second Amended and Restated Articles, including fees and expenses of counsel, financial advisors and accountants and filing fees in connection with compliance with the HSR Act (collectively, "Transaction Costs"), that are incurred by Heafner and Acquisition shall be paid or reimbursed by Heafner. Any Transaction Costs that are incurred by the Company, any of its Subsidiaries or any Company Stockholder (collectively, "Company Transaction Costs") shall be paid or reimbursed by the Company; provided that if the aggregate amount of such Company Transaction Costs exceeds $500,000, the amount of such excess shall be paid or reimbursed by the Company Stockholders. For purposes of this Section 3.1, "Company Transaction Costs" shall not include any severance payments under any existing employment agreements with employees of the Company or any of its Subsidiaries, which agreements are listed in Section 3.1 of the Company Disclosure Schedule, or up to $1,500,000 in the aggregate payable at Closing under any and all stock appreciation rights agreements with employees of the Company or any of its Subsidiaries, which agreements are listed in Section 3.1 of the Company Disclosure Schedule; provided that any amounts paid in excess of $1,500,000 at Closing under such stock appreciation rights agreements shall be deemed to be Company Transaction Costs.

            SECTION 3.2. Conduct of Business. From the date of this Agreement until the Closing Date, except as otherwise consented to by Heafner in writing, the Company shall, and shall cause its Subsidiaries to, operate their respective businesses only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use all commercially reasonable efforts to (i) preserve intact the present organization of the Company and its Subsidiaries; (ii) keep available the services of the present officers and employees of the Company and its Subsidiaries; (iii) preserve the Company's goodwill and relationships with customers, suppliers, licensors, licensees, contractors, distributors, lenders and other persons having significant business dealings with the Company and its Subsidiaries; (iv) continue all current sales, marketing and other promotional policies, programs and activities; (v) maintain the assets of the Company and its Subsidiaries in good repair, order and condition; and (vi) maintain the insurance policies and risk management programs of the Company and each of its Subsidiaries and in the event of casualty, loss or damage to any assets of the Company and its Subsidiaries, repair or replace such assets with assets of reasonably comparable quality, as the case may be. Without limiting the generality of the foregoing, the Company shall not, without the prior written consent of Heafner, directly or indirectly (i) causing or permitting any state of affairs, action or omission described in clauses (i) through (xiv) of Section 2.1(f) or (ii) taking, or agreeing in writing or otherwise to take, any action which would make any representation or warranty of the Company or any Company Stockholder contained in this Agreement untrue or incorrect in any material respect as of the date when made or as of any future date or which could reasonably be expected to prevent the satisfaction of any condition to Closing set forth in Article IV.

            SECTION 3.3. HSR Act Filings; Reasonable Efforts; Further Assurances. (a) Each of Heafner and the Company shall (i) promptly make or cause to be made the filings required of such party (including the ultimate parent entity of such party) or any of its subsidiaries under the HSR Act with respect to the transactions contemplated by this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other material received by such party (including the ultimate parent entity of such party) or any of its subsidiaries from the Federal Trade Commission or the Department of Justice or any other governmental entity in respect of such filings or such transactions, and (iii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other governmental entity under any Antitrust Laws (as defined below) with respect to any such filing or any such transaction. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any governmental entity regarding any such filings or any such transaction. Neither party shall participate in any meeting with any governmental entity in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such governmental entity, the opportunity to attend and participate.

            (b) Each of Heafner and the Company shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any governmental entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, and if by mutual agreement Heafner and the Company decide that litigation is in their best interests, each of Heafner and the Company shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of any such transaction. Each of Heafner and the Company shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

            (c) Heafner, the Company and the Company Stockholders each agree to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in Article IV are satisfied, insofar as such matters are within the control of any of them. In case at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes or otherwise to complete or perfect the transactions contemplated by this Agreement.

            (d) Notwithstanding anything to the contrary in Section 3.3(a), (b) or (c), (i) neither Heafner nor any of its Subsidiaries shall be required to divest any of their respective businesses, product lines or assets, (ii) neither Heafner nor any of its Subsidiaries shall be required to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a material adverse effect on the business, assets, financial condition, results of operations or prospects of Heafner and its Subsidiaries or of Heafner combined with the Surviving Corporation after the Effective Time, (iii) neither the Company nor its Subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Company Material Adverse Effect, (iv) no party shall be required to agree to the imposition of, or to comply with, any condition, obligation or restriction on Heafner or any of its Subsidiaries or on the Surviving Corporation or any of its Subsidiaries restraining or prohibiting Heafner's or Acquisition's ownership or operation (or that of their respective Subsidiaries or affiliates) of all or any portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Heafner and its Subsidiaries or compelling Heafner or any of its Subsidiaries or affiliates to hold separate all or any portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Heafner and its Subsidiaries, taken as a whole, and (v) neither Heafner nor Acquisition shall be required to waive any of the conditions set forth in Article IV.

            (e) Each party shall give prompt notice to the other parties upon learning of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

            (f) The Company and the Company Stockholders shall give prompt notice to Heafner, and Heafner shall give prompt notice to the Company, of:

                  (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                  (ii) any notice or other communication from any governmental entity in connection with the transactions contemplated by this Agreement; and

                  (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of their knowledge, threatened against, relating to or involving or otherwise affecting any such person or any of its Subsidiaries (x) which if pending on the date of this Agreement would have been required to have been disclosed pursuant to Section 2.1 or Section 2.2 with respect to the Company and the Company Stockholders and Section 2.3 with respect to Heafner or (y) which relate to the consummation of the transactions contemplated by this Agreement.

            SECTION 3.4. No Shopping. From the date of this Agreement until the earlier of (i) the Closing Date and (ii) the date this Agreement is terminated in accordance with Section 6.2, the Company and each Company Stockholder shall not, and shall not permit any partner, director, officer or agent of the Company or any of its Subsidiaries to, directly or indirectly, solicit or initiate, enter into or conduct, discussions concerning, or exchange information (including by way of furnishing information concerning the Company, any of its Subsidiaries or any of their respective businesses) or enter into any negotiations concerning, or favorably respond to any inquiries or solicit, entertain or agree to any proposals for, the acquisition of the assets of, or any substantial part thereof, or a merger involving, the Company or any of its Subsidiaries or the transfer of all or a substantial part of the capital stock of the Company or any of its Subsidiaries to any person other than Heafner or one of its affiliates or the formation of any joint venture or strategic alliance involving the Company or any of its Subsidiaries. In addition, during such time period, neither the Company nor any Company Stockholder shall authorize, direct or knowingly permit any employee or agent of the Company or any of its Subsidiaries to do any of the foregoing and the Company Stockholders shall notify Heafner of the identity of any person who approaches any Company Stockholder or the Company with respect to any of the foregoing.

         SECTION 3.5. Access and Information. (a) From the date of this Agreement until the first to occur (i) of the Closing Date and (ii) the termination of this Agreement in accordance with Section 6.2, the Company and its Subsidiaries shall permit Heafner, its financing parties and their respective representatives to make such investigation of the business, operations and properties of the Company and its Subsidiaries as Heafner or such financing parties deem reasonably necessary in connection with the transactions contemplated by this Agreement and the financing thereof. Such investigation shall include reasonable access to the respective directors, officers, employees, agents and representatives (including legal counsel and independent accountants) of the Company and its Subsidiaries and the properties, books, records and commitments of the Company and its Subsidiaries. The Company shall furnish Heafner and its representatives with such financial, operating and other data and information, and copies of documents with respect to the Company and its Subsidiaries or any of the transactions contemplated by this Agreement, as Heafner or such financing parties shall from time to time reasonably request. Such access and investigation shall be made upon reasonable notice and at reasonable places and times, and shall not unreasonably disrupt the personnel and operations of the Company and its Subsidiaries. All requests for such access shall be made only to such representatives of the Company as are listed in Section 3.5 of the Company Disclosure Schedule, which representatives shall be solely responsible for coordinating all such requests and all such access. Such access and information shall not in any way affect or diminish any of the representations or warranties hereunder. Without limiting the foregoing, during such period, the Company shall keep Heafner reasonably informed as to the business and operations of the Company and its Subsidiaries and shall consult with Heafner as appropriate. Heafner and the Company each agree to consult and coordinate with each other in good faith with respect to the timing and substance of any discussions prior to the Closing with suppliers, vendors and employees of the Company and its Subsidiaries regarding the transactions contemplated by this Agreement; provided that no such discussions may take place without the prior written consent of the Company, which consent shall not be unreasonably withheld.

            (b) From the date of this Agreement until the first to occur (i) of the Closing Date and (ii) the termination of this Agreement in accordance with
Section 6.2, Heafner shall permit the Company and its representatives to make such investigation of the business, operations and properties of the Heafner and its Subsidiaries as the Company deems reasonably necessary in connection with the transactions contemplated by this Agreement. Such investigation shall include reasonable access to the respective directors, officers, employees, agents and representatives (including legal counsel and independent accountants) of Heafner and its Subsidiaries and the properties, books, records and commitments of Heafner and its Subsidiaries. Heafner shall furnish the Company and its representatives with such financial, operating and other data and information, and copies of documents with respect to Heafner and its Subsidiaries or any of the transactions contemplated by this Agreement, as the Company shall from time to time reasonably request. Such access and investigation shall be made upon reasonable notice and at reasonable places and times and shall not unreasonably disrupt the personnel and operations of Heafner and its Subsidiaries. All requests for such access shall be made only to such representatives of Heafner as are listed in Section 3.5 of the Heafner Disclosure Schedule, which representatives shall be solely responsible for coordinating all such requests and all such access. Such access and information shall not in any way affect or diminish any of the representations or warranties hereunder. Without limiting the foregoing, during such period, Heafner shall keep the Company reasonably informed as to the business and operations of Heafner and its Subsidiaries and shall consult with the Company as appropriate. Heafner and the Company each agree to consult and coordinate with each other in good faith with respect to the timing and substance of any discussions prior to the Closing with suppliers, vendors and employees of Heafner and its Subsidiaries regarding the transactions contemplated by this Agreement; provided that no such discussions may take place without the prior written consent of Heafner, which consent shall not be unreasonably withheld.

            SECTION 3.6. Releases; Prior Compensation. Except as set forth in
Section 3.6 of the Company Disclosure Schedule, each Company Stockholder agrees and acknowledges that such Company Stockholder has been paid in full for all services rendered to the Company or any of its Subsidiaries and has no outstanding claims against the Company, any of its Subsidiaries or Heafner for any amounts arising because of such employment or otherwise. Except as set forth in Section 3.6 of the Company Disclosure Schedule, each Company Stockholder hereby releases effective as of the Closing Date the Company and each of its Subsidiaries and their respective successors and affiliates from all rights such Company Stockholder may have to acquire any securities of the Company or any of its Subsidiaries and all actions, suits, debts, promises, agreements, damages, demands or claims of any kind whatsoever arising from any event or action prior to the Closing Date that any Company Stockholder had, has or may in the future have against the Company or any of its Subsidiaries, except for the matters arising under this Agreement, the Class B Stockholder Agreement, the Class B Registration Rights Agreement or the Second Amended and Restated Articles or related to the transactions contemplated hereby and thereby.

            SECTION 3.7. Public Announcements. Heafner and Acquisition, on the one hand, and the Company and the Company Stockholders, on the other hand, will mutually agree in writing with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation.

            SECTION 3.8. Tax Matters.

            (a) Transfer Taxes. The Company Stockholders shall be responsible for all transfer, excise, stamp, sales, use, recording or similar taxes or fees arising out of the sale, transfer, conveyance or assignment of the shares of Company Capital Stock by the Company Stockholders pursuant to this transaction and the transactions contemplated hereby.

            (b) Responsibility for Company Taxes.

            (i) Notwithstanding any other provision of this Agreement or the Class B Stockholder Agreement, the Class B Registration Rights Agreement or the Second Amended and Restated Articles, but subject to all of the limitations and other provisions set forth in Section 5.2, in the event that the Closing occurs, the Company Stockholders shall be liable for and shall indemnify Heafner and the Surviving Corporation for taxes of the Company or any of its Subsidiaries for any taxable years or periods that end on or before the Closing Date and, with respect to any taxable years or periods beginning before and ending after the Closing, the portion of such taxable years ending on and including the Closing Date but only to the extent such taxes exceed the aggregate amount accrued (to the extent such accruals are consistent with past practice) for taxes on the Closing Date Financial Statement.

            (ii) Notwithstanding any other provision of this Agreement or the Class B Stockholder Agreement, the Class B Registration Rights Agreement or the Second Amended and Restated Articles, but subject to all of the limitations and other provisions set forth in Section 5.2, in the event that the Closing occurs, Heafner and the Surviving Corporation shall be liable for and shall indemnify the Company Stockholders for taxes of the Surviving Corporation or any Subsidiaries of the Company for any taxable years or periods that begins after the Closing Date and, with respect to any taxable years or periods beginning before and ending after the Closing, the portion of the taxable years beginning on the day after the Closing Date.

            (iii) For purposes of subparagraphs (b)(i) and (b)(ii) above, whenever it is necessary to determine the liability for taxes of the Surviving Corporation for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of such taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date, shall be determined by assuming that the Surviving Corporation had a taxable year or period which ended at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned based on the number of days in the year elapsed to and including the Closing Date.

            (c) Tax Treatment. Any payment by Heafner or any Company Stockholder under this Section 3.8 will be treated for tax purposes as an adjustment (an increase or a reduction) to the Merger Consideration.

            (d) Filing of Returns. All tax returns with respect to the Company
(i) shall, to the extent required to be filed on or before the Closing Date (taking into account any valid extensions), be caused by the Company Stockholders to be filed by the Company and its Subsidiaries when due in accordance with all applicable laws and (ii) shall, as of the time of filing, correctly reflect in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company and any other information required to be shown therein.

            (e) Cooperation in Tax Matters.

            After the Closing Date, Heafner and each Company Stockholder shall:

                  (i) assist in all reasonable respects (and cause their respective affiliates to assist) the other party in preparing any tax returns or reports which such other party is responsible for preparing and filing in accordance with this Section 3.8;

                  (ii) cooperate in all reasonable respects in preparing for any audits of, or disputes with taxing authorities regarding, and tax returns of the Company or any of its Subsidiaries and the Surviving Corporation;

                  (iii) make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to taxes of the Company or any of its Subsidiaries and the Surviving Corporation;

                  (iv) provide timely notice to the other in writing of any pending or threatened tax audit or assessments of the Company or any of its Subsidiaries and the Surviving Corporation for taxable periods for which the other may have a liability under this Section 3.8; and

                  (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

            (f) Tax Audits and Assessments.

            (i) Heafner shall notify the Company Stockholders in writing upon receipt by Heafner or the Surviving Corporation of notice of any pending or threatened Federal, state, local or foreign tax audits or assessments which may affect the tax liabilities of the Surviving Corporation for which the Company Stockholders would be required to indemnify Heafner and the Surviving Corporation. The Company Stockholders shall have the right to full and active participation in all aspects of, and consent (which consent shall not be unreasonably withheld taking into consideration all facts and circumstances that affect any party with respect to such tax matter or any other tax matter) to, the resolution of any such tax audit or assessment.

            (ii) The Company Stockholders shall notify Heafner in writing upon receipt by any of the Company Stockholders of notice of any pending or threatened federal, state, local or foreign tax audits or assessments which may affect the tax liabilities of the Company or any of its Subsidiaries for which Heafner and the Surviving Corporation would be required to indemnify the Company Stockholders. Heafner shall have the right to full and active participation in all aspects of, and consent (which consent shall not be unreasonably withheld taking into consideration all facts and circumstances that affect any party with respect to such tax matter or any other tax matter) to, the resolution of any such tax audit or assessment.

            (g) Activities between Signing and Closing. From the date hereof until the Closing, without the prior written consent of Heafner, the Company Stockholders shall cause the Company and each of its Subsidiaries not to make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment or take or omit to take any other action, if any such other action or omission would have the effect of materially increasing the tax liability of the Company or any of its Subsidiaries.

            SECTION 3.9. Other Documents. At the Closing, Heafner and the Company Stockholders will execute and deliver the Escrow Agreement, the Class B Stockholder Agreement and the Class B Registration Rights Agreement.

            SECTION 3.10. Officers and Directors. The Company Stockholders will cause all of the directors and corporate officers of the Company and its Subsidiaries to relinquish (effective no later than immediately prior to the Effective Time) such titles but such actions shall not affect their employment contracts or their employment capacities as employees of the Company.

            SECTION 3.11. Pending Heafner Acquisition. Within two days after the date of this Agreement, Heafner will make available to the Company Stockholders documents and financial information concerning a pending acquisition by Heafner of another business (the "Pending Acquisition Company") (with respect to which there is a letter of intent dated December 5, 1997 (the "Pending Acquisition")) that Heafner deems relevant to, or that the Company Stockholders may reasonably request in connection with, the determination referred to in Section 6.2(a)(v). Following the execution of this Agreement but prior to the Closing, the Company shall have the right to inquire of Heafner as to the status of the Pending Acquisition and, upon any such inquiry,

Heafner shall promptly disclose on a confidential basis such status to the Company and shall provide any details with respect to any anticipated delays in the consummation of the Pending Acquisition that would affect the transactions contemplated hereby or the financing contemplated by Section 3.14.

            SECTION 3.12. Company Confidential Information; Non-Competition.

            (a) Confidential Information. Each Company Stockholder recognizes and hereby acknowledges that, as a stockholder and/or senior executive of the Company, such Company Stockholder knows of, and has been exposed to, confidential business information concerning the Company's and its Subsidiaries' information, ideas, know how, trade secrets, processes, computer software, methods, practices, techniques, technical plans, customer lists, pricing techniques and information, marketing plans, financial information, and all other compilations of information that relate to the Company's and its Subsidiaries' businesses and their current and prospective customers ("Company Confidential Information"). Each Company Stockholder recognizes and hereby acknowledges that such Company Confidential Information is a valuable asset of the Company and its Subsidiaries. Each Company Stockholder agrees to safeguard such Company Confidential Information for the exclusive benefit of the Company and its affiliates and agrees that, after the Closing, such Company Stockholder will not disclose, distribute or publish such Company Confidential Information to any person, company, business or corporation (other than to the Company and its affiliates); provided that the term "Company Confidential Information" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by such Company Stockholder in violation of this Agreement, (ii) was within the possession of such Company Stockholder prior to its being furnished to such Company Stockholder by or on behalf of the Company, provided that the source of such information was not known by such Company Stockholder to be bound by an agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, or (iii) becomes available to such Company Stockholder on a non-confidential basis from a source other than the Company, provided that such source was not known by such Company Stockholder, after reasonable inquiry, to be bound by an agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

            (b) Covenant Not To Compete. (i) Each Company Stockholder (other than the Management Stockholders (as defined below in Section 3.12(b)(ii)) acknowledges and recognizes such Company Stockholder's possession of Confidential Information and acknowledges and recognizes the highly competitive nature of the business of the Company, its Subsidiaries, Heafner and their respective affiliates. Accordingly, in consideration of Heafner entering into this Agreement, the transactions contemplated by this Agreement and the premises contained herein, such Company Stockholder agrees that, during the four-year period commencing on the Closing Date and ending on the fourth anniversary of the Closing Date, such Company Stockholder will not, for any reason whatsoever, either individually or as an officer, director, stockholder, partner, agent or principal or another business or firm, and will cause such Company Stockholder's directors, officers, stockholders, partners, employees, agents and representatives not to, directly or indirectly (1) engage in any manner in the United States in the businesses of wholesale distribution of tires, custom wheels or tire dealer supplies or in the retail businesses of tire sales, tire installations or automotive services, (2) divert, take away or solicit, or attempt to divert, take away or solicit any businesses or individuals that were customers of the Company, the Surviving Corporation, Heafner or their respective affiliates, (3) contact or communicate with any employee of the Company, the Surviving Corporation, Heafner or their respective affiliates for the purpose of inducing or otherwise encouraging such employee to terminate his or her employment with such person, or (4) assist others in engaging in any of the foregoing actions described in clauses (1), (2) or (3) above.

            (ii) Each Management Stockholder agrees, for so long as such Management Stockholder is employed by the Company and during the Non-Competition Period (as defined below) applicable to such Management Stockholder, in consideration of the transactions contemplated by this Agreement, not to:

            (A) directly or indirectly, engage or invest in, own, manage, operate, control or participate in the ownership, management, operation or control of, be employed by, associated or in any manner connected with, or render services or advice to, any Competing Business (as defined below); provided, however, that such Management Stockholder may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if (x) such securities are listed on any national or regional securities exchange or have been registered under
      Section 12(g) of the Securities Exchange Act of 1934, as amended, and (y) such Management Stockholder does not beneficially own (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) in excess of 1% of the outstanding capital stock of such enterprise;

            (B) directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor (whether paid or unpaid), stockholder, partner or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity, solicit, divert or take away any suppliers or customers of the Company or any of its Subsidiaries; or

            (C) directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor (whether paid or unpaid), stockholder, partner or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity, either (i) hire, attempt to hire, contact or solicit with respect to hiring, any employee of the Company or any of its Subsidiaries, (ii) induce or otherwise counsel, advise or encourage any employee of the Company or any of its Subsidiaries to leave the employment of the Company or any of its Subsidiaries, or
      (iii) induce any representative or agent of the Company or any of its Subsidiaries to terminate or modify its relationship with the Company or any such Subsidiary; unless, in the case of clause (A), (B) or (C) above, prior written approval has been granted by Heafner's Board of Directors.

For purposes of this Section 3.12(b)(ii), "Non-Competition Period" shall mean, with respect to a Management Stockholder, (i) if such Management Stockholder is terminated for Cause (as defined in such Management Stockholder's employment agreement as of the date hereof with the Company) or voluntarily terminates his employment under the employment agreement between such Management Stockholder and the Company, a period of two years immediately following the date of termination of employment (unless such period is extended, as provided elsewhere in such employment agreement), and (ii) if such Management Stockholder is terminated without Cause, a period of one year immediately following the date of termination employment (unless such period is extended, as provided elsewhere in such employment agreement). For purposes of this Section 3.12(b)(ii), "Management Stockholder" shall mean each of Armistead Burwell, Jr., William E. Berry, Leon R. Ellin and Richard P. Johnson. For purposes of this Section 3.12(b)(ii), "Competing Business" with respect to any Management Stockholder shall mean any individual, business, firm, company, partnership, joint venture, organization, or other entity engaged in the wholesale distribution of name brand or private label automobile tires, custom automobile wheels, or tire dealer supplies in the states of Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Alabama, and Virginia, or in any other market (domestic or international) in which the Company or any of its Subsidiaries does business at any time during such Management Stockholder's employment with the Company.

            (c) Enforceability. It is the desire and intent of the parties hereto that the provisions of this Section 3.12 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although the Company Stockholders and Heafner consider the restrictions contained in this Section
3.12 to be reasonable for the purposes of preserving the Company's goodwill and proprietary rights, if any particular provision of this Section 3.12 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. It is expressly understood and agreed that, although the Company Stockholders and Heafner consider the restrictions contained in Section 3.12 to be reasonable, if a final determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 3.12 is unenforceable against any Company Stockholder, the provisions of this 3.12 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

            (d) Remedies. The parties acknowledge that Heafner's damages at law would be an inadequate remedy for the breach by any Company Stockholder of any provision of this Section 3.12, and agree in the event of such breach that Heafner may obtain temporary and permanent injunctive relief restraining such Company Stockholder from such breach, and, to the extent permissible under applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit. Nothing contained in this Agreement shall be construed as prohibiting Heafner from pursuing other remedies available at law or equity for such breach or threatened breach of this
Section 3.12 of this Agreement.

            (e) Acknowledgment. Each Company Stockholder acknowledges that such Company Stockholder is entering into the covenants contained in this Section 3.12, inter alia, due to such Company Stockholder's position, prior to the Closing Date, as a stockholder of the Company.

            SECTION 3.13. Indemnification. (a) For six years after the Effective Time, Heafner will cause the Surviving Corporation to indemnify and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under the Company's certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For three years after the Effective Time, Heafner will cause the Surviving Corporation to provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section 3.13, Heafner shall not be obligated to cause the Surviving Corporation to pay premiums in excess of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Heafner, and if the Surviving Corporation is unable to obtain the insurance required by this Section 3.13, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

            (b) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 3.13.

            (c) The obligations of Heafner and the Surviving Corporation under this Section 3.13 shall not be terminated or modified in such a manner as to adversely affect any present or former officer, director, employee or agent to whom this Section 3.13 applies without the consent of each such affected person (it being expressly agreed that the present or former officers, directors, employees and agents to whom this Section 3.13 applies shall be third-party beneficiaries of this Section 3.13).

            (d) Heafner understands that the Company has entered into contractual indemnification arrangements with each of its current directors, a list of which arrangements is set forth in Section 3.13 of the Company Disclosure Schedule and true and correct copies of which have previously been delivered to Heafner.

            SECTION 3.14. Financing Arrangement. (a) Heafner shall use its commercially reasonable efforts to obtain adequate financing to enable it to consummate the transactions contemplated by this Agreement, all on terms satisfactory to Heafner and to the Company. Following the execution of this Agreement but prior to Closing, the Company shall have the right to inquire of Heafner as to the status of any proposed financing arrangement contemplated by this Section 3.14 and, upon any such inquiry, Heafner shall promptly disclose on a confidential basis such status to the Company and shall provide any details with respect to any anticipated delays affecting such proposed financing arrangement.

            (b) The Company and the Company Stockholders acknowledge that Heafner intends to obtain the financing necessary to consummate the Merger and the Pending Acquisition (including the refinancing of existing indebtedness of Heafner, the Company, the Pending Acquisition Company and their respective subsidiaries) through borrowings under senior bank facilities (the "Senior Facilities") and the placement and sale of unsecured, "high yield" notes (the "High Yield Notes"). The Company and the Company Stockholders agree to provide, and to cause their Representatives (as defined below) to provide, reasonable cooperation and assistance in connection with Heafner's efforts to arrange the Senior Facilities and the placement and sale of the High Yield Notes. Without limiting the generality of the foregoing, the Company and the Company Stockholders acknowledge and agree that certain financial and other information (including the financial statements referred to in Section 2.1(e)) concerning the Company and its Subsidiaries can and will be included in a "confidential offering memorandum" that will be sent by the placement agent for the High Yield Notes to potential purchasers thereof. Heafner shall use its commercially reasonable efforts to prepare and finalize a "preliminary confidential offering memorandum" for the High Yield Notes by no later than the date that is 30 days after the date of this Agreement.

            SECTION 3.15. Confidentiality. (a) From the date of this Agreement until the first to occur of (i) the Closing Date and (ii) the third anniversary of the termination of this Agreement in accordance with Section 6.2, the Company and Heafner each agree to treat any information, both oral and written (herein collectively referred to as the "Confidential Material"), received by such party (hereinafter referred to as the "Receiving Party") concerning the other party, whether prepared by such other party, its Representatives (as defined below) or otherwise, and irrespective of the form of communication, which is furnished by or on behalf of such other party (hereinafter referred to as the "Delivering Party") in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions as hereinafter set forth. As used in this Section 3.15, a party's "Representatives" shall include the directors, officers, stockholders, employees, agents, partners or advisors of such party (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) and those of such party's stockholders, subsidiaries, affiliates and financiers and potential financiers.

            The term "Confidential Material" also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by the Receiving Party or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to the Receiving Party or its Representatives by the Delivering Party or its Representatives pursuant hereto. The term "Confidential Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Agreement, (ii) was within the possession of the Receiving Party or its Representatives prior to its being furnished to the Receiving Party or its Representatives by or on behalf of the Delivering Party or its Representatives, provided that the source of such information was not known by the Receiving Party or its Representatives to be bound by an agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Delivering Party or any other party with respect to such information, or (iii) becomes available to the Receiving Party or its Representatives on a non-confidential basis from a source other than the Delivering Party, provided that such source was not known by the Receiving Party or its Representatives, after reasonable inquiry, to be bound by an agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Delivering Party or any other party with respect to such information.

            (b) Except as otherwise provided herein, each of Heafner and the Company agrees that it shall use the other party's Confidential Material solely for the purpose of evaluating the transactions contemplated by this Agreement and for no other purpose, that it shall not use the other party's Confidential Material in connection with the operation of its own business, that the other party's Confidential Material will be kept confidential and that such party and its Representatives will not disclose any of the other party's Confidential Material in any manner whatsoever; provided that a Receiving Party and its Representatives may make any disclosure of Confidential Material (i) to which the Delivering Party gives its prior written consent, (ii) to its Representatives who need to know the Confidential Information for the purpose of evaluating the transactions contemplated by this Agreement and who (excluding attorneys) agree in writing to be bound by the terms of this Section 3.15 to the same extent as if they were parties hereto (other than (A) with respect to Sections 3.15(e) and 3.15(f), which shall not be binding upon any of the auditors, attorneys, banks, financing sources or third party advisors of the Receiving Party, and (B) with respect to Section 3.15(g), which shall not be binding upon any Representatives of the Receiving Party), and (iii) as required by law, government regulation, court order or other lawful process. Each Receiving Party agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Delivering Party's Confidential Material, to accept responsibility for any breach of this Agreement by any of its Representatives, and at its sole expense to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or uses of the Delivering Party's Confidential Material.

            Neither party shall disclose, either directly or indirectly, to any manufacturer or customer of the other party any aspect of the transactions contemplated by this Agreement or the potential for any such transaction. In addition, except as otherwise provided herein, each Receiving Party agrees that, without the prior written consent of the Delivering Party, it will not disclose to any other person the fact that the Delivering Party's Confidential Material has been made available to such party, that discussions or negotiations are taking place concerning the Agreement or any of the terms, conditions or other facts with respect thereto (including the status thereof). It is understood and agreed that nothing contained herein shall be deemed to inhibit, impair or restrict Heafner's ability or the ability of its Representatives to have discussions or negotiations with other persons for the purposes of discussing or negotiating potential financing of the transactions contemplated hereby as long as each of such persons agrees in writing to be bound by the terms of this
Section 3.15 (other than potential purchasers of the High Yield Notes). It is further understood and agreed that in any discussions with third parties regarding the transactions contemplated by this Agreement (including any discussions pursuant to Section 3.5 or discussions arising as a result of a breach of this Section 3.15), Heafner and the Company, together with their respective Representatives, shall characterize such transactions as a "merger of equals" and not as an acquisition by one party of the other party.

            (c) In the event that a Receiving Party or any of its Representatives is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the

Delivering Party's Confidential Material, it shall provide the Delivering Party with prompt written notice of any such request or requirement so that the Delivering Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 3.15. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Delivering Party, the Receiving Party or any of its Representatives are nonetheless, upon the advice of counsel, legally compelled to disclose the Delivering Party's Confidential Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Receiving Party or its Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Delivering Party's Confidential Material which such counsel advises such party is legally required to be disclosed, provided that it exercises its reasonable best efforts (at the Delivering Party's reasonable cost and expense) to preserve the confidentiality of the Delivering Party's Confidential Material, including by cooperating with the Delivering Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Delivering Party's Confidential Material by such tribunal.

            (d) In the event this Agreement is terminated pursuant to Section
6.2 hereof, each Receiving Party will promptly deliver to the Delivering Party all Confidential Material (and all copies thereof) furnished to such Receiving Party or its Representatives by or on behalf of the Delivering Party pursuant hereto; provided that any portion of documentation prepared solely by a Receiving Party or its Representatives in connection with the evaluation of the transactions contemplated hereby, including, without limitation, computer-generated information, analyses, compilations, studies, word processing, visual or auditory records or recordings, that contains or is derived from the Delivering Party's Confidential Material shall be destroyed by such party (and, at the request of the Delivering Party, the Receiving Party shall certify in writing to the Delivering Party as to such destruction). Notwithstanding the return of the Delivering Party's Confidential Material, each Receiving Party and its Representatives will continue to be bound by its obligations of confidentiality and other obligations hereunder.

            (e) From the date of this Agreement until the earlier of (1) the Closing Date and (2) the first anniversary of the termination of this Agreement in accordance with Section 6.2, each of the Company and Heafner hereby agrees not to solicit for employment, offer employment to, or employ or hire in any manner any person who (x) is employed by the other party or one of its Subsidiaries at any time from and after the date hereof and prior to the termination of this Agreement in accordance with Section 6.2 and (y) whose total annual compensation is then in excess of $25,000; provided, however, that the foregoing restriction shall not apply with respect to any such person whose employment is involuntarily terminated by such other party.

            (f) The parties agree and acknowledge that each of the Company and Heafner currently has employment agreements with various members of such party's management that contain covenants not to compete against such party following termination of employment. Each of the Company and Heafner agrees at all times to respect such covenants of which such party has knowledge (after reasonable inquiry), and not to take any actions that may violate or conflict with such covenants of which such party has knowledge (after reasonable inquiry), to the extent that such party engages in discussions with any such employees following the termination of their employment with such other party for any reason.

            (g) From the date of this Agreement until the earlier of (i) the Closing Date and (ii) the first anniversary of the termination of this Agreement in accordance with Section 6.2, neither the Company nor Wingate Partners II, L.P. nor any affiliate of either of them shall, directly or indirectly, solicit or initiate, enter into or conduct, discussions concerning, or exchange information or enter into any negotiations concerning, the acquisition of the capital stock or assets of, or a merger involving, the Pending Acquisition Company regarding a possible acquisition transaction; provided that the foregoing restriction shall be void and of no force and effect if the Pending Acquisition Company currently conducts any of its operations in the Company's current market area (which area consists of Maryland, Virginia, North Carolina, Tennessee, South Carolina, Georgia, Alabama, Florida, Mississippi, West Virginia, Delaware and Kentucky).

            (h) It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Section 3.15 by a Receiving Party or any of its Representatives and that the Delivering Party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by a Receiving Party of this Section 3.15 but shall be in addition to all other remedies available at law or equity to the Delivering Party. No failure or delay by the Delivering Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

            SECTION 3.16. Disclosure Supplements. (a) From time to time prior to the Closing, the Company and the Company Stockholders shall promptly supplement their disclosure to Heafner with respect to (i) any matter arising after the date of this Agreement that, if existing or occurring on or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or (ii) any information with respect to any matter arising after the date of this Agreement that is necessary to complete or correct any information in such Company Disclosure Schedule or in any representation and warranty of the Company and the Company Stockholders set forth in Section 2.1 that has been rendered inaccurate thereby. Upon the delivery of such supplement to Heafner, the relevant representations and warranties set forth in Section 2.1 and the relevant portions of the Company Disclosure Schedule shall be deemed to have been amended by such additional information and, if such additional information set forth in such supplement (together with any additional information set forth in any prior supplement) reveal facts, events or circumstances that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, then the condition stated in Section 4.1(a) shall be deemed not to have been satisfied and this Agreement may be terminated by Heafner in accordance with the provisions of Section 6.2(a)(iii), subject to the cure period specified therein; provided that, if this Agreement is not so terminated and thereafter the Closing occurs, then all rights to seek indemnification pursuant to Section 5.1(a) of this Agreement based upon such additional information set forth in such supplement and the alleged breach of any representation or warranty so amended shall be deemed to have been waived.

            (b) From time to time prior to the Closing, Heafner shall promptly supplement its disclosure to the Company and the Company Stockholders with respect to (i) any matter arising after the date of this Agreement that, if existing or occurring on or prior to the date of this Agreement, would have been required to be set forth or described in the Heafner Disclosure

Schedule or (ii) any information with respect to any matter arising after the date of this Agreement that is necessary to complete or correct any information in such Heafner Disclosure Schedule or in any representation and warranty of Heafner set forth in Section 2.3 that has been rendered inaccurate thereby. Upon the delivery of such supplement to the Company and the Company Stockholders, the relevant representations and warranties set forth in Section 2.3 and the relevant portions of the Heafner Disclosure Schedule shall be deemed to have been amended by such additional information and, if such additional information set forth in such supplement (together with any additional information set forth in any prior supplement) reveal facts, events or circumstances that, individually or in the aggregate, could reasonably be expected to have a Heafner Material Adverse Effect, then the condition stated in Section 4.2(a) shall be deemed not to have been satisfied and this Agreement may be terminated by the Company in accordance with the provisions of Section 6.2(a)(iv), subject to the cure period specified therein; provided that, if this Agreement is not so terminated and thereafter the Closing occurs, then all rights to seek indemnification pursuant to Section 5.1(b) of this Agreement based upon such additional information set forth in such supplement and the alleged breach of any representation or warranty so amended shall be deemed to have been waived.

            (c) Nothing set forth in this Section 3.16 shall relieve any party of any liability for a breach by such party of a covenant or agreement of such party set forth in this Agreement.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

            SECTION 4.1. Conditions to Obligations of Heafner and Acquisition. The obligations of Heafner and Acquisition to perform this Agreement are subject to the satisfaction of each of the following conditions unless waived on or prior to the Closing Date by Heafner:

            (a) Representations, Warranties and Covenants. The representations and warranties of the Company and the Company Stockholders made in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except for those representations and warranties expressly made as of a particular date, which shall be true and correct only as of such date); provided that the foregoing condition shall be deemed satisfied if the facts, events or circumstances underlying any inaccuracies in any such representations and warranties as of the Closing Date (without giving effect to any "Company Material Adverse Effect" or other material adverse effect qualification or any other materiality qualification or similar qualifications contained therein), individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, and the Company and the Company Stockholders shall have performed and complied with in all material respects all covenants and agreements required to be performed or complied with on or prior to the Closing Date.

            (b) Certificates. Heafner shall have received a certificate of the chief executive officer and the chief financial officer of the Company and a certificate of each Company Stockholder, in each case in customary form reasonably satisfactory to the parties.

            (c) Opinion of Counsel. Heafner shall have received the opinion dated the Closing Date of counsel to the Company Stockholders and the Company, in customary form reasonably satisfactory to the parties.

            (d) HSR Act. The waiting period (and any extension thereof) applicable to the Merger and the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

            (e) No Legal Bar. No action or proceeding by or before any governmental authority or agency shall be pending or threatened challenging or seeking to restrain or prohibit the Merger or any of the transactions contemplated by this Agreement, the Escrow Agreement, the Class B Stockholder Agreement, the Class B Registration Rights Agreement or the Second Amended and Restated Articles. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary injunction, permanent injunction or other order enacted, entered, promulgated, enforced or issued by any governmental authority or agency or other legal restraint or prohibition preventing the transactions contemplated by this Agreement, the Escrow Agreement, the Class B Stockholder Agreement, the Class B Registration Rights Agreement or the Second Amended and Restated Articles shall be in effect.

            (f) Consents, Amendments and Terminations. Heafner shall have received duly executed and delivered copies of all waivers, consents, terminations and approvals listed in Section 2.1(d) of the Company Disclosure Schedule, all in form and substance reasonably satisfactory to Heafner. Other than the filing of the Certificate of Merger with the Delaware Secretary of State, all consents, notices, authorizations and approvals legally required for the consummation of the Merger and the transactions contemplated by this Agreement, the Escrow Agreement, the Class B Stockholder Agreement, the Class B Registration Rights Agreement and the Second Amended and Restated Articles shall have been filed, occurred or been obtained.

            (g) Due Diligence. Heafner and its representatives shall have completed a due diligence review of the condition (financial or otherwise), assets, liabilities, operations and business of, and any other matters relating to, the Company and its Subsidiaries, and the results of such due diligence shall be satisfactory to Heafner; provided that the condition set forth in this
Section 4.1(g) shall be deemed to have been satisfied unless Heafner notifies the Company and the Company Stockholders in writing by the close of business on March 27, 1998 that the results of such due diligence are not satisfactory to Heafner.

            (h) Escrow, Stockholder and Registration Rights Agreements; Investment Letter. Each of the Company Stockholders shall have duly executed and delivered to Heafner the Escrow Agreement in customary form as agreed to by the parties and the Escrow Agent, the Class B Stockholder Agreement, the Registration Rights Agreement and the Investment Letter, which Investment Letter shall be in substantially the form of Exhibit C.

            (i) Share Certificates and Corporate Records. Heafner shall have received certificates representing all issued and outstanding shares of Company Capital Stock, together with stock powers duly endorsed in blank, and Heafner shall have received the complete stock ledgers, minute books and similar corporate records of the Company.

            (j) Financial Statements. Heafner shall have received an unaudited balance sheet of the Company and related statements of income and retained earnings and cash flows for the most recent month end that is at least 20 days prior to the Closing Date (the "Closing Date Financial Statement"), certified by the chief executive officer and chief financial officer of the Company.

            (k) Financing. Heafner shall have received adequate financing to consummate the transactions contemplated by this Agreement, all on terms satisfactory to Heafner and the Company; provided that the terms of such financing shall be deemed to be satisfactory to Heafner and the Company if (i) the gross proceeds from such financing shall be sufficient to consummate the transactions contemplated by this Agreement; (ii) the interest rate on any revolving indebtedness included in such financing would be no more than 9.0%;
(iii) the interest rate on any other indebtedness included in such financing would no more than 10.5%; and (iv) the other terms of the financing would be reasonably customary for financings of such type (other than any requirement that warrants or other equity securities be issued by Heafner in connection with such financing); and provided, further, that the terms of such financing shall also be deemed to be satisfactory to Heafner and the Company if such financing could be obtained upon the terms listed above if (x) Heafner's existing subordinated borrowings from The 1818 Mezzanine Fund, L.P. (the "1818 Fund") were to remain in place following Closing (without considering the interest rate on such subordinated borrowings for purposes of the interest rate parameters set forth above in this subsection (k) and without issuing any equity securities described above in this subsection (k)), and (y) the consent of the 1818 Fund, which would be required in order to leave such subordinated borrowings in place, could be obtained with the use of commercially reasonable efforts by Heafner.

            (l) Additional Documents. Heafner shall have received such other documents, certificates or instruments as it may reasonably request.

            SECTION 4.2. Conditions of Obligations of the Company Stockholders. The obligations of the Company and the Company Stockholders to perform this Agreement are subject to the satisfaction of each of the following conditions unless waived on or prior to the Closing Date by all of the Company
Stockholders:

            (a) Representations, Warranties and Covenants. The representations and warranties of Heafner made in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except for those representations and warranties expressly made as of a particular date, which shall be true and correct only as of such date); provided that the foregoing condition shall be deemed satisfied if the facts, events or circumstances underlying any inaccuracies in any such representations and warranties as of the Closing Date (without giving effect to any "Heafner Material Adverse Effect" or other material adverse effect qualification or any other materiality qualification or similar qualifications contained therein), individually or in the aggregate, could not reasonably be expected to have a Heafner Material Adverse Effect, and Heafner and Acquisition shall have performed and complied with in all material respects all covenants and agreements required to be performed or complied with on or prior to the Closing Date.

            (b) Certificate. The Company Stockholders shall have received a certificate of the chief executive officer and the chief financial officer of Heafner, in customary form reasonably satisfactory to the parties.

            (c) Opinion of Counsel. The Company Stockholders shall have received the opinion dated the Closing Date of counsel to Heafner and Acquisition in customary form reasonably satisfactory to the parties.

            (d) HSR Act. The waiting period (and any extension thereof) applicable to the Merger and the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

            (e) No Legal Bar. No action or proceeding by or before any governmental authority or agency shall be pending or threatened challenging or seeking to restrain or prohibit the Merger or any of the transactions contemplated by this Agreement, the Escrow Agreement, the Class B Stockholder Agreement, the Class B Registration Rights Agreement or the Second Amended and Restated Articles. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary injunction, permanent injunction or other order enacted, entered, promulgated, enforced or issued by any governmental authority or agency or other legal restraint or prohibition preventing the transactions contemplated by this Agreement, the Escrow Agreement, the Class B Stockholder Agreement, the Class B Registration Rights Agreement or the Second Amended and Restated Articles shall be in effect.

            (f) Consents. Other than the filing of the Certificate of Merger with the Delaware Secretary of State, all consents, notices, authorizations and approvals legally required for the consummation of the Merger and the transactions contemplated by this Agreement, the Escrow Agreement, the Class B Stockholder Agreement, the Class B Registration Rights Agreement and the Second Amended and Restated Articles shall have been filed, occurred or been obtained.

            (g) Escrow, Stockholder and Registration Rights Agreements. Heafner shall have duly executed and delivered to the Company Stockholders the Escrow Agreement, the Class B Stockholder Agreement and the Class B Registration Rights Agreement.

            (h) Filing of Amended and Restated Articles. The Second Amended and Restated Articles of Incorporation of Heafner, in substantially the form attached hereto as Exhibit D (the "Second Amended and Restated Articles"), shall have been duly filed by Heafner with the Secretary of State of North Carolina.

            (i) Financing. Heafner shall have received adequate financing to consummate the transactions contemplated by this Agreement, all on terms satisfactory to Heafner and the Company; provided that the terms of such financing shall be deemed to be satisfactory to Heafner and the Company if (i) the gross proceeds from such financing shall be sufficient to consummate the transaction contemplated by this Agreement; (ii) the interest rate on any revolving indebtedness included in such financing would be no more than 9.0%;
(iii) the interest rate on any other indebtedness included in such financing would no more than 10.5%; and (iv) the other terms of the financing would be reasonably customary for financings of such type (other than any requirement that warrants or other equity securities be issued by Heafner in connection with such financing); and provided, further, that the terms of such financing shall also be deemed to be satisfactory to Heafner and the Company if such financing could be obtained upon the terms listed above if (x) Heafner's existing subordinated borrowings from The 1818 Mezzanine Fund, L.P. (the "1818 Fund") were to remain in place following Closing (without considering the interest rate on such subordinated borrowings for purposes of the interest rate parameters set forth above in this subsection (i) and without issuing any equity securities described above in this subsection (i)), and (y) the consent of the 1818 Fund, which would be required in order to leave such subordinated borrowings in place, could be obtained with the use of commercially reasonable efforts by Heafner.

            (j) Due Diligence. The Company Stockholders and their representatives shall have completed a due diligence review of the condition (financial or otherwise), assets, liabilities, operations and business of, and any other matters relating to, Heafner and its Subsidiaries, and the results of such due diligence shall be satisfactory to the Company Stockholders; provided that the condition set forth in this Section 4.2(j) shall be deemed to have been satisfied unless the Company Stockholders notify Heafner in writing by the close of business on March 27, 1998 that the results of such due diligence are not satisfactory to the Company Stockholders.

            (k) Financial Statements. The Company Stockholders shall have received the audited consolidated financial statements of Heafner and its Subsidiaries for the year ended December 31, 1997 (the "Audited Financial Statements") and such Audited Financial Statements shall not differ in any material respect from the unaudited financial statements for such period referred to in Section 2.3(e)(i)(A) (the "Unaudited Financial Statements"); provided that, upon receipt of such Audited Financial Statements, such Audited Financial Statements shall be deemed to replace for all purposes under this Agreement the Unaudited Financial Statements.

            (l) Additional Documents. The Company Stockholders shall have received such other documents, certificates or instruments as they may reasonably request.

                                    ARTICLE V

                                    Indemnity

            SECTION 5.1. Indemnification.

            (a) Indemnification by Company Stockholders as a Group. From and after the Closing, the Company Stockholders, severally and not jointly, indemnify and hold harmless Heafner and its subsidiaries, affiliates, directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages (excluding punitive damages and other special damages), fees, liens, taxes, penalties, obligations and expenses (collectively, "Losses") incurred or suffered by any such person arising from, by reason of or in connection with:

                  (i) any misrepresentation by, or breach of any representation, warranty, covenant or agreement of, the Company or the Company Stockholders as a group contained in this Agreement or any certificate or other document delivered by the Company or the Company Stockholders as a group under this Agreement;

                  (ii) the breach of, or failure to perform by, the Company or the Company Stockholders as a group of any agreement made by the Company or the Company Stockholders as a group in this Agreement; and

                  (iii) any and all actions, suits, proceedings, demands, judgments, costs and reasonable legal and other expenses incident to any of the matters referred to in clauses (i) through (ii) of this Section 5.1(a).

            (b) Indemnification by Company Stockholders Individually. From and after the Closing, and without duplication with respect to any matters within the scope of the provisions of Section 5.1(a), each Company Stockholder, severally and not jointly, indemnifies and holds harmless Heafner, and its subsidiaries, affiliates, directors, officers, employees and other agents and representatives from and against any and all Losses incurred or suffered by any such person arising from, by reason of or in connection with:

                  (i) any misrepresentation by, or breach of any representation, warranty, covenant or agreement of, such Company Stockholder individually contained in this Agreement or in any certificate or other document delivered by such Company Stockholder individually hereunder;

                  (ii) the breach of, or failure to perform by, such Company Stockholder individually of any agreement made by such Company Stockholder in this Agreement; and

                  (iii) any and all actions, suits, proceedings, demands, judgments, costs and reasonable legal and other expenses incident to any of the matters referred to in clauses (i) and (ii) of this Section 5.1(b).

            (c) Indemnification by Heafner. From and after the Closing, Heafner indemnifies and holds harmless the Company Stockholders, and their respective agents and representatives, from and against any and all Losses incurred or suffered by any such person arising from, by reason of or in connection with:

                  (i) any misrepresentation by, or breach of any representation, warranty, covenant or agreement of, Heafner or Acquisition contained in this Agreement or any certificate or other document delivered by Heafner or Acquisition under this Agreement;

                  (ii) the breach of, or failure to perform by, Heafner or Acquisition of any agreement made by it in this Agreement; and

                  (iii) any and all actions, suits, proceedings, demands, judgments, costs and reasonable legal and other expenses incident to any of the matters referred to in clauses (i) and (ii) of this Section 5.1(c).

            (d) Indemnification Procedures. If any party (the "Indemnified Party") receives notice of any third-party claim or commencement of any third-party action or proceeding (an "Asserted Liability") with respect to which any other party hereto (an "Indemnifying Party") is obligated to provide indemnification pursuant to Section 5.1(a), (b) or (c), the Indemnified Party shall promptly give the Indemnifying Party notice thereof. The Indemnified Party's failure so to notify the Indemnifying Party shall not cause the Indemnified Party to lose its right to indemnification under this Article, except to the extent that such failure materially prejudices the Indemnifying Party's ability to defend against an Asserted Liability that such Indemnified Party has the right to defend against hereunder. Such notice shall describe the Asserted Liability in reasonable detail. The Indemnifying Party may defend against an Asserted Liability on behalf of the Indemnified Party utilizing counsel reasonably acceptable to the Indemnified Party, unless (i) the Indemnified Party reasonably objects to such assumption of the defense on the ground that counsel for such Indemnifying Party cannot represent both the Indemnified Party and the Indemnifying Party because such representation would be reasonably likely to result in a conflict of interest or because there may be defenses available to the Indemnified Party that are not available to such Indemnifying Party, (ii) the Indemnifying Party is not, in the reasonable judgment of the Indemnified Party, capable (by reason of insufficient financial capacity, bankruptcy, receivership, liquidation, managerial deadlock, managerial neglect or similar events) of maintaining a reasonable defense of such action or proceeding, or (iii) the action or proceeding seeks injunctive or other equitable relief against the Indemnified Party. If the Indemnifying Party defends an Asserted Liability, it shall do so at its own expense and shall not be responsible for the costs of defense, investigative costs, attorney's fees or other expenses incurred to defend the Asserted Liability (collectively, "Defense Costs") of the Indemnified Party (which may continue to defend, at its own expense). If the Indemnified Party assumes or maintains the defense of an Asserted Liability by reason of clause (i), (ii) or (iii) above, or because the Indemnifying Party has not elected to assume the defense, then such Indemnifying Party shall indemnify the Indemnified Party for its reasonable Defense Costs. The Indemnifying Party may settle any Asserted Liability only with the consent of the Indemnified Party, which consent shall not be unreasonably withheld.

            (e) Treatment of Payments. Any payment made pursuant to this Section
5.1 shall be treated as an adjustment to the Merger Consideration for income tax purposes.

            SECTION 5.2. Limitations.

            (a) Expiration Date. The indemnification and reimbursement obligations hereunder shall expire on the second anniversary of the Closing Date (the "Expiration Date"), except (i) as to any claims for, or any claims that may result in, any Loss for which indemnity may be sought hereunder of which the Indemnifying Party has received written notice from the Indemnified Party on or before the Expiration Date or (ii) as to any representations, warranties, covenants or agreements expressly surviving such two year period as set forth in
Section 6.6.

            (b) Cap. The total indemnification obligations of the Company Stockholders (other than for claims relating to or arising out of Section 2.1(c), 2.2(a), 3.1, 3.12 or 3.15 (collectively, the "Heafner Excluded Claims")) to Heafner pursuant to this Article V and Section 3.8 shall not exceed (i) for all Company Stockholders in the aggregate $17,500,000 and (ii) for each Company Stockholder an amount equal to the product of (x) $17,500,000 and (y) a fraction, the numerator of which is the amount of the Cash Consideration received by such Company Stockholder and the denominator of which is $18,000,000; provided that, after the first anniversary of the Closing Date, the amount of the total indemnification obligations of the Company Stockholders (other than for claims relating to or arising out of Heafner Excluded Claims and other than with respect to indemnification claims against the Company Stockholders that were paid on or prior to such first anniversary) to Heafner pursuant to this Article V and Section 3.8 shall not exceed an amount equal to the sum of (x) $8,750,000 and (y) the amount of all indemnification claims against the Company Stockholders pending on such anniversary date (which sum shall not exceed (1) $17,500,000 less (2) the aggregate amount of all payments made on or prior to such anniversary date by the Company Stockholders with respect to indemnification claims against the Company Stockholders). The total indemnification obligations of Heafner to the Company Stockholders pursuant to this Article V and Section 3.8 shall not exceed in the aggregate $17,500,000; provided that, after the first anniversary of the Closing Date, the amount of the total indemnification obligations of Heafner to the Company Stockholders (other than with respect to indemnification claims against Heafner that were paid on or prior to such first anniversary date) pursuant to this Article V and
Section 3.8 shall not exceed an amount equal to the sum of (x) $8,750,000 and
(y) the amount of all indemnification claims against Heafner pending on such anniversary date (which sum shall not exceed (1) $17,500,000 less (2) the aggregate amount of all payments made on or prior to such anniversary date by Heafner with respect to indemnification claims against Heafner). Notwithstanding anything to the contrary set forth in this Agreement, the indemnification obligations of the Company Stockholders to Heafner with respect to Heafner Excluded Claims shall not count towards, or be subject to, the limitations set forth in the first sentence of this paragraph (b) or the $300,000 deductible set forth in Section 5.2(c), and there shall be no limitation on such indemnification obligations.

            (c) Deductible. Heafner shall not be entitled to indemnification pursuant to this Article V or Section 3.8 with respect to any claim for indemnification (other than in connection with Heafner Excluded Claims), unless the aggregate Losses to Heafner, with respect to all claims for indemnification pursuant to Section 5.1(a) and (b) and Section 3.8, exceed $300,000, in which case the Company Stockholders shall be obligated, subject to the limitations set forth in paragraph (b) of this Section 5.2, to pay an amount equal to all such Losses (excluding such first $300,000). The Company Stockholders shall not be entitled to indemnification pursuant to this Article V or Section 3.8 with respect to any claim for indemnification (other than claims relating to or arising out of Section 2.3(c), 3.1 or 3.13), unless the aggregate Losses to the Company Stockholders, with respect to all claims for indemnification pursuant to
Section 5.1(c) and Section 3.8, exceeds $300,000 in which case Heafner shall be obligated, subject to the limitations set forth in paragraph (b) of this Section 5.2, to pay an amount equal to all such Losses (excluding such first $300,000).

            (d) Form of Payment. (i) The sole recourse for all claims for indemnification made against the Company Stockholders pursuant to this Article V or Section 3.8 shall be to the Class B Stock Consideration, except with respect to Heafner Excluded Claims and claims relating to fraudulent acts or omissions. With respect to claims for indemnification made against the Company Stockholders pursuant to this Article V or Section 3.8, upon the Company Stockholders agreeing to satisfy any such claims or upon a determination of the Company Stockholders' liability hereunder with respect to any such claims, the Company Stockholders may satisfy any such obligations using (at their sole option) cash or shares of the Class B Stock Consideration deposited with the Escrow Agent pursuant to the Escrow Agreement.

                  (ii) The sole recourse for all claims for indemnification made against Heafner pursuant to this Article V or Section 3.8 shall be to up to 1,400,667 newly issued shares of Class B Common Stock (as reduced after the first anniversary of the Closing Date pursuant to this Article V) (appropriately adjusted to reflect stock splits (including reverse stock splits) of Class B Common Stock), except with respect to fraudulent acts or omissions. With respect to claims for indemnification made against Heafner pursuant to this Article V or
Section 3.8, upon Heafner agreeing to satisfy any such claims or upon a determination of Heafner's liability hereunder with respect to any such claims, such claims shall be satisfied by (at Heafner's sole option) payment of cash or issuance and payment by Heafner of additional shares of Class B Common Stock.

                  (iii) Solely for purposes of satisfying and paying indemnification obligations pursuant to this Article V and Section 3.8, each share of Class B Common Stock being paid or issued to satisfy such indemnification obligations shall be valued at an amount equal to $12.49 (appropriately adjusted to reflect stock splits (including reverse stock splits) of Class B Common Stock).

            (e) Tax Benefits. The amount of any and all Losses for which indemnification is provided pursuant to this Article V and Section 3.8 shall be
(i) increased to take account of any net tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder ("grossed-up" for taxes on such increase) and (ii) reduced to take account of any net tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Losses. In computing the amount of any such tax cost or tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any and all Losses.

            (f) Insurance Proceeds. The amount of any and all Losses for which indemnification is provided pursuant to this Article V or Section 3.8 shall be net of any amounts actually received by the Indemnified Party under insurance policies with respect to such Losses. In the event that any claim for indemnification asserted under this Article V or Section 3.8 is, or may be, the subject of the Company's or any party's hereto insurance coverages or other right to indemnification or contribution from any third party (a "Third Party Contributor"), the Indemnified Party agrees to promptly notify the applicable insurance carrier of such claim and tender defense thereof to such carrier, and shall also promptly notify any potential Third Party Contributor. Each Indemnified Party agrees to pursue, at the sole cost and expense of the Indemnifying Party, such claims diligently and to reasonably cooperate, at the sole cost and expense of the Indemnifying Party, with each such insurance carrier and Third Party Contributor, and to make no claim for indemnification under this Article V or Section 3.8 for a period of 180 days after making a claim for such insurance or contribution. If insurance coverage or contribution is denied (in whole or in part), or if no resolution of an insurance or contribution claim shall have occurred within such 180 days, the Indemnified Party may proceed for indemnification under this Article V or Section 3.8, and such Indemnifying Party shall be subrogated to the rights of the Indemnified Party against such insurance carrier or Third Party Contributor.

            (g) Sole Remedy. Upon and after the Closing, and except with respect to matters referred to in Sections 3.12 and 3.15, the provisions of this Article V and Section 3.8 represent the sole remedy available to any party hereto for a misstatement or omission from any representation, or a breach of any warranty, covenant or agreement contained in this Agreement, and, except with respect to fraudulent acts or omissions, effective upon and after the Closing, each party hereby unconditionally waives any other rights that they may have at law or in equity for a misstatement or omission from any representation, or a breach of any warranty or covenant or agreement contained in this Agreement.

            SECTION 5.3. No Election Subject to Section 5.2(g), nothing contained in this Article V or Section 3.8 shall be deemed an election of remedies under this Agreement or limit in any way the liability of any party under this Agreement in the event the Closing does not occur or under any other agreement to which such party is a party relating to this Agreement, the Escrow Agreement, the Class B Stockholder Agreement, the Class B Registration Rights Agreement or the Second Amended or Restated Articles or the transactions contemplated by hereby or thereby.

            SECTION 5.4. Company Stockholders' Representative. Each of the Company Stockholders hereby constitutes and appoints Wingate Management Company II, L.P. (the "Representative") to act as its representative for all purposes under this Article V, and the Representative agrees to accept such appointment. The Representative shall have the authority to act on behalf of, and to bind, each Company Stockholder for all purposes of the provisions of this Article V. Without limiting the generality of the foregoing, each Company Stockholder hereby irrevocably constitutes and appoints, with full power of substitution, the Representative its true and lawful attorney-in-fact, with full power and authority in its name, place and stead, to execute, certify, acknowledge, deliver, file and record all agreements, certificates, instruments and other documents and any amendment thereto, which the Representative deems necessary or appropriate in connection with the Company Stockholders' obligations under this
Article V. Each Company Stockholder's appointment of the Representative as its attorney-in-fact shall be deemed to be a power coupled with an interest and still survive the incompetency, bankruptcy or dissolution of the such Company Stockholder giving such power. No new representative may be appointed or substituted without the prior written consent of Heafner.

                                   ARTICLE VI

                                  MISCELLANEOUS

            SECTION 6.1. Entire Agreement. This Agreement, the Certificate of Merger, the Escrow Agreement, the Class B Stockholder Agreement, the Class B Registration Rights Agreement and the Second Amended and Restated Articles and the schedules, annexes and exhibits hereto and thereto contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements or understandings among the parties. The Letter of Intent, dated January 20, 1998, is expressly superseded, void and no longer of any force or effect.

            SECTION 6.2. Termination. (a) This Agreement shall terminate on the first to occur of any of the following events:

                  (i) the mutual written agreement of Heafner and the Company;

                  (ii) by written notice of Heafner or the Company to the other, if the Closing shall not have occurred prior to the close of business on June 15, 1998;

                  (iii) by written notice of Heafner to the Company, in the event (1) the Company or any Company Stockholder shall have materially breached any of its representations, warranties or agreements contained in this Agreement if the Company or such Company Stockholder fails to cure such breach within five business days following notification thereof by Heafner or (2) the satisfaction of any condition to Heafner's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach of this Agreement by Heafner or Acquisition;

                  (iv) by written notice of the Company to Heafner, in the event
      (1) Heafner shall have materially breached any of its representations, warranties or agreements contained in this Agreement if Heafner fails to cure such breach within five business days following notification thereof by the Company or (2) the satisfaction of any condition to the obligations of the Company or the Company Stockholders under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach of this Agreement by the Company or any Company Stockholder;

                  (v) by written notice of the Company to Heafner, if the Company Stockholders, in their collective determination, find the information disclosed pursuant to Section 3.11 to be unsatisfactory (such written notice to be submitted to Heafner by no later than the close of business on March 27, 1998); or

                  (vi) by written notice of the Company to Heafner, if by the date that is 14 days after the date of this Agreement, Heafner has not provided the Company with copies of a "commitment" letter with respect to the Senior Facilities from the bank or banks providing such facilities and a "highly confident" letter from each placement agent or co-agent with respect to the High Yield Notes, in each case in customary form for financings of such type, with respect to the financing contemplated by
      Section 3.14; provided that the termination right granted to the Company pursuant to this Section 6.2(a) shall be deemed to be waived and expired, if such right is not exercised by the Company within three business days after the end of such 14-day period.

            (b) Nothing in this Section shall relieve any party of any liability for a breach of this Agreement prior to its termination. Except as aforesaid, upon the termination of this Agreement, all rights and obligations of the parties under this Agreement shall terminate, except their obligations under Sections 3.1, 3.7, 3.15, 6.11 and 6.12.

            SECTION 6.3. Descriptive Headings; Certain Interpretations. (a) Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

            (b) Whenever any party makes any representation, warranty or other statement to such party's knowledge, such party will be deemed to have made due inquiry into the subject matter of such representation, warranty or other statement.

            (c) Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) "or" and "any" are not exclusive and "include" and "including" are not limiting; (iii) a reference to any agreement or other contract includes permitted supplements and amendments; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference to a person includes its permitted successors and assigns; (vi) a reference to generally accepted accounting principles refers to United States generally accepted accounting principles; and (vii) a reference in this Agreement to an Article, Section, Annex, Exhibit or Schedule is to the Article, Section, Annex, Exhibit or Schedule of this Agreement.

            SECTION 6.4. Notices. All notices, requests and other communications to any party hereunder shall be in writing and sufficient if delivered personally or sent by facsimile (with confirmation of receipt) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

            If to Heafner, to:

            The J.H. Heafner Company, Inc.
            814 East Main Street
            P.O. Box 837
            Lincolnton, NC  28093-0837
            Facsimile:  (704) 732-6480
            Attention:  President
            with a copy to:

            Howard, Darby & Levin
            1330 Avenue of the Americas
            New York, New York  10019
            Facsimile:  (212) 841-1010
            Attention:  Scott F. Smith

            If to the Company, to:

            ITCO Logistics Corporation
            c/o Wingate Partners
            750 N. St. Paul, Suite 1200
            Dallas, Texas  75201
            Facsimile:  (214) 871-8799
            Attention:  V. Edward Easterling, Jr.

            with a copy to:

            Haynes and Boone, L.L.P.
            901 Main Street, Suite 3100
            Dallas, Texas  75202
            Facsimile:  (214) 651-5940
            Attention:  David H. Oden, Esq.

            If to any Company Stockholder, to the address or facsimile number of such Company Stockholder set forth on the signature pages of this Agreement, with a copy to:

            Haynes and Boone, L.L.P.
            901 Main Street, Suite 3100
            Dallas, Texas  75202
            Facsimile:  (214) 651-5940
            Attention:  David H. Oden, Esq.

or to such other address or facsimile number as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Each such notice, request or communication shall be effective when received or, if given by mail, when delivered at the address specified in this Section or on the fifth business day following the date on which such communication is posted, whichever occurs first.

            SECTION 6.5. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

            SECTION 6.6. Survival. Except as set forth in 5.2, all representations and warranties, agreements and covenants contained in this Agreement or in any document delivered pursuant to this Agreement or in connection with this Agreement (unless otherwise expressly provided) shall survive the Closing and shall remain in full force and effect until the Expiration Date; provided, that the representations and warranties in Sections 2.1(c), 2.2(a) and 2.3(c) and the covenants and agreements in Sections 3.1, 3.6, 3.8, 3.12, 3.13, 3.15, 6.11 and 6.12 and Article V (solely with respect to claims regarding the foregoing sections) shall not expire on the Expiration Date and shall survive, as set forth in such Sections or Articles, or, if not set forth, shall survive forever or until the expiration of the applicable statute of limitations.

            SECTION 6.7. Benefits of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including in the case of Heafner, to its financing parties. This Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party.

            SECTION 6.8. Amendments and Waivers. No modification, amendment or waiver of any provision of, or consent required by, this Agreement, nor any consent to any departure herefrom, shall be effective unless it is in writing and signed by the parties hereto. Such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

            SECTION 6.9. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party hereto without the prior written consent of the other parties; except that Heafner may assign all of its rights hereunder to persons providing Heafner with financing to enable it to consummate the transactions described herein. Any instrument purporting to make an assignment in violation of this Section shall be void.

            SECTION 6.10. Enforceability. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

            SECTION 6.11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

            SECTION 6.12. DISPUTE RESOLUTION; CONSENT TO JURISDICTION. EACH OF THE PARTIES TO THIS AGREEMENT AGREES TO BE BOUND BY THE PROVISIONS SET FORTH IN ANNEX B TO THIS AGREEMENT. EACH OF THE COMPANY AND THE COMPANY STOCKHOLDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE FOR PURPOSES OF ALL LEGAL PROCEEDINGS WHICH ARE NOT GOVERNED BY ANNEX B AND WHICH ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE COMPANY AND THE COMPANY STOCKHOLDERS AGREES NOT TO COMMENCE ANY LEGAL PROCEEDING RELATED THERETO EXCEPT IN SUCH COURT. EACH OF THE COMPANY AND THE COMPANY STOCKHOLDERS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE IN ANY SUCH COURT OR ANY CLAIM THAT A LEGAL PROCEEDING COMMENCED IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

            IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

                            THE J.H. HEAFNER COMPANY, INC.


                            By: /s/ J. Michael Gaither
                                ------------------------------------------------
                                Name: J. Michael Gaither
                                Title: Senior Vice President and General Counsel

                            ITCO MERGER CORPORATION


                            By: /s/ J. Michael Gaither
                                ------------------------------------------------
                                Name: J. Michael Gaither
                                Title: Secretary

                            ITCO LOGISTICS CORPORATION


                            By:
                                ------------------------------------------------
                                Name:  V. Edward Easterling, Jr.
                                Title:  President

                            COMPANY STOCKHOLDERS:

                            WINGATE PARTNERS II, L.P.
                            750 North St. Paul, Suite 1200
                            Dallas, Texas  75201

                            By:  WINGATE MANAGEMENT COMPANY II, L.P.,
                                 its general partner

                            By:  WINGATE MANAGEMENT LIMITED, L.L.C.,
                                 its sole general partner

                            By:
                                ------------------------------------------------
                                V. Edward Easterling, Jr., Principal

            IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

                            THE J.H. HEAFNER COMPANY, INC.


                            By:
                                ------------------------------------------------
                                Name:
                                Title:

                            ITCO MERGER CORPORATION


                            By:
                                ------------------------------------------------
                                Name:
                                Title:

                            ITCO LOGISTICS CORPORATION


                            By: /s/ V. Edward Easterling, Jr.
                                ------------------------------------------------
                                Name:  V. Edward Easterling, Jr.
                                Title:  President

                            COMPANY STOCKHOLDERS:

                            WINGATE PARTNERS II, L.P.
                            750 North St. Paul, Suite 1200
                            Dallas, Texas  75201

                            By:  WINGATE MANAGEMENT COMPANY II, L.P.,
                                 its general partner

                            By:  WINGATE MANAGEMENT LIMITED, L.L.C.,
                                 its sole general partner

                            By: /s/ V. Edward Easterling, Jr.
                                ------------------------------------------------
                                V. Edward Easterling, Jr., Principal

                            ----------------------------------------------------
                            Armistead Burwell, Jr.
                            1311 Forest Hills Road, B-8
                            Wilson, NC  27896


                            /s/ William E. Berry
                            ----------------------------------------------------
                            William E. Berry
                            1213 Waverly Road
                            Wilson NC  27896


                            /s/ Richard P. Johnson
                            ----------------------------------------------------
                            Richard P. Johnson
                            4229 Lomo Alto Court
                            Dallas, TX  75219


                            /s/ Leon R. Ellin
                            ----------------------------------------------------
                            Leon R. Ellin
                            7308 Bay Hill Court
                            Raleigh, NC  27615

                            WINGATE AFFILIATES II, L.P.
                            750 North St. Paul, Suite 1200
                            Dallas, Texas  75201


                            By:  WINGATE MANAGEMENT LIMITED, L.L.C.,
                                 its sole general partner


                            By: /s/ V. Edward Easterling, Jr.
                                ------------------------------------------------
                                V. Edward Easterling, Jr., Principal

                            CALLIER INVESTMENT COMPANY
                            c/o Wingate
                            750 North St. Paul, Suite 1200
                            Dallas, Texas  75201


                            By: /s/ James T. Callier
                                ------------------------------------------------
                                James T. Callier
                                President

                            /s/ Armistead Burwell, Jr.
                            ----------------------------------------------------
                            Armistead Burwell, Jr.
                            1311 Forest Hills Road, B-8
                            Wilson, NC  27896


                            /s/ William E. Berry
                            ----------------------------------------------------
                            William E. Berry
                            1213 Waverly Road
                            Wilson NC  27896


                            /s/ Richard P. Johnson
                            ----------------------------------------------------
                            Richard P. Johnson
                            4229 Lomo Alto Court
                            Dallas, TX  75219


                            /s/ Leon R. Ellin
                            ----------------------------------------------------
                            Leon R. Ellin
                            7308 Bay Hill Court
                            Raleigh, NC  27615

                            WINGATE AFFILIATES II, L.P.
                            750 North St. Paul, Suite 1200
                            Dallas, Texas  75201


                            By:  WINGATE MANAGEMENT LIMITED, L.L.C.,
                                 its sole general partner


                            By:
                                ------------------------------------------------
                                V. Edward Easterling, Jr., Principal

                            CALLIER INVESTMENT COMPANY
                            c/o Wingate
                            750 North St. Paul, Suite 1200
                            Dallas, Texas  75201


                            By:
                                ------------------------------------------------
                            James T. Callier
                            President

                                                                         Annex A
                                             to the Agreement and Plan of Merger

                    Company Stockholders; Ownership of Shares


Stockholder                      Preferred Shares     %       Common Shares       %     Cash Consideration*   Stock Consideration*
-----------                      ----------------    ---      -------------      ---    ------------------    --------------------
1.  Wingate Partners II, L.P.        7,632          94.2          84,800        91.2

2.  Armistead Burwell, Jr.             162           2.0           1,800         1.9

3.  William E. Berry                   108           1.3           1,200         1.3

4.  Richard P. Johnson                 --            --            1,800         1.9

5.  Leon R. Ellin                      --            --            1,200         1.3

6.  Wingate Affiliates II, L.P.        144           1.8           1,600         1.7

7.  Callier Investment Company          54           0.7             600         0.7

                                     -----         ------         ------                      -----------       ----------------
                                     8,100         100.00%        93,000       100.00%        $18,000,000       1,400,667 shares

----------
* To be allocated in accordance with a schedule to be delivered by the Company at the Closing.

                                                                         ANNEX B
                                                 TO AGREEMENT AND PLAN OF MERGER

                          DISPUTE RESOLUTION PROCEDURE

            1. Scope of Arbitration. The parties to the Agreement and Plan of Merger to which this Annex B is attached (the "Agreement") will submit to final and binding arbitration as the sole and exclusive remedy for all claims for damages arising out of, involving, or relating to (a) the Agreement or (b) the events giving rise to the Agreement, including any and all non-contractual claims for damages related to the Agreement or the events giving rise to it (including claims for fraudulent inducement of contract). Notwithstanding the foregoing, the dispute resolution procedure set forth in this Annex B shall not apply to (i) claims for injunctive or other equitable relief pursuant to Section
3.12 or 3.15 of the Agreement or any other agreement entered into in connection with the Agreement (including the Class B Stockholder Agreement, the Class B Registration Rights Agreement and the Second Amended and Restated Articles) or
(ii) any claims for damages arising out of, involving, or relating to the Class B Stockholder Agreement, the Class B Registration Rights Agreement or the Second Amended and Restated Articles (including claims for fraudulent inducement of contract).

            2. Notice of Dispute. Any party shall give the other parties written notice of the existence and nature of any dispute proposed to be arbitrated pursuant to this Annex B (the "Written Notice"). Such Written Notice must be served on the other parties as described below. The party serving Written Notice shall be referred to as the "Claiming Party." The party to whom the claims are directed shall be referred to as the "Responding Party."

            3. Appointment of Arbitrators. Each party shall appoint one person to serve as an arbitrator within 15 days of receipt of the Written Notice. The two arbitrators thus appointed shall within seven days of their appointment together select a third arbitrator with such knowledge and expertise as necessary to serve as chairman of the panel of arbitrators, and this person shall serve as chairman. The three arbitrators shall determine all matters, including the panel's final decision with respect to the claims presented in the arbitration, by majority vote. If the two arbitrators selected by the parties are unable to agree upon the appointment of the third arbitrator within seven days of their appointment, both shall give written notice of such failure to agree to the parties, and if the parties fail to agree upon the selection of such third arbitrator within five days thereafter, such third arbitrator shall be appointed from, and pursuant to the rules for commercial arbitration of, the American Arbitration Association. Prior to appointment, each arbitrator shall agree to conduct such arbitration in strict accordance with the terms of this Annex B.

            4. Initial Meeting of the Arbitrators. Within seven days of the selection of the third arbitrator, the arbitrators shall conduct an initial meeting with the parties (the "Initial Meeting"). All meetings between the arbitrators, or between the arbitrators and the parties, including the Initial Meeting, may be conducted by telephone, with the exception of the arbitration hearing at which evidence is presented. At the Initial Meeting, the parties and the arbitrators shall agree upon a schedule for the arbitration proceedings, with dates no later than the deadlines provided in Section 7 below. The statement of claim, the response to the statement of claim and counterclaims (if any), and the response to the counterclaims (if any) (collectively, the "Pleadings") shall be submitted to each arbitrator on the date they are served, unless service occurs prior to appointment of all three arbitrators. If service of any of the Pleadings occurs prior to the appointment of any of the arbitrators, copies of any such Pleadings shall be submitted to such arbitrator promptly after such arbitrator's appointment.

            5. Conduct of the Arbitration. With respect to each dispute to be arbitrated pursuant to this Annex B, no more than eleven months shall pass between the selection of the third arbitrator and the release of a decision by the arbitration panel; no more than eight depositions (lasting in total for all eight depositions no more than 50 hours) may be taken by each of the Claiming Party or the Responding Party, and no more than 30 interrogatories may be asked for by each of the Claiming Party or the Responding Party. Any arbitration held pursuant to this Annex B shall take place in Charlotte, North Carolina. The law of the State of Delaware shall supply the substantive law of the arbitration proceedings, and any claims or counterclaims alleged pursuant to federal law shall be adjudicated as if pled in a federal court in Delaware. All proceedings, including discovery, depositions, and the arbitration hearings shall be governed by the Federal Rules of Civil Procedure and the Local Rules of Civil Procedure of the United States District Court for the District of Delaware, unless such rules conflict with the provisions of this Annex B, in which case the provisions of this Annex B control; provided, however, that the parties agree that the provisions of Federal Rule of Civil Procedure 26(a) shall not apply.

            6. Motions. The parties may make applications to the panel of arbitrators regarding issues of discovery, procedure and privilege. Any such motions shall be made to and resolved by the arbitrators as soon as practicable. No party shall be permitted to file any motions for dismissal of claims (including dismissal based upon failure to join an indispensable party), or for summary judgment, concerning the claims or counterclaims asserted in any arbitration under this Annex B.

            7. Schedule of Arbitration Proceedings. At the Initial Meeting, the parties and the arbitrators shall agree to a schedule that conforms with the following deadlines:

   Event                          Deadline Not Later Than
   -----                          -----------------------

   Service of a statement of      15 days after service of the Written Notice
   claim by the Claiming Party

   Service of response to the
   statement of claim and
   counterclaims (if any) by      21 days after receipt of the statement of
   the Responding Party           claim

   Service of response to
   counterclaims (if any) by      Seven days after receipt of counterclaims (if
   the Claiming Party             any)

   Commencement of document       One day after service of response to the
   discovery                      statement of claim

   Commencement of deposition     75 days after service of the statement of
   discovery                      claim


   Completion of all discovery    200 days after service of the statement of
                                  claim

   Commencement of the            28 days after completion of discovery
   arbitration hearing

   Issuance of a decision by      14 days after receipt of the last hearing
   the arbitrators                transcript by the arbitrators. All sessions of
                                  the arbitration hearings shall be promptly transcribed and transcripts shall be promptly provided to the parties and the arbitrators.

            8. Decision Binding on the Parties. Unless the parties agree otherwise in writing, the arbitrators' decision shall become binding on the parties at such time as the decision is confirmed by order of the Delaware Court of Chancery. The parties hereby irrevocably and unconditionally submit to the jurisdiction of such court for any and all proceedings relating to such confirmation. Any award ordered shall be paid within 10 days of confirmation of the arbitrators' decision.

            9. Cost of Arbitration Proceeding. Except as provided herein, the costs incurred by the parties in conjunction with an arbitration proceeding pursuant to this Annex B, including reasonable attorney's fees, fees paid to experts, and fees for obtaining transcripts shall be paid or reimbursed in accordance with the provisions of Article V of the Agreement. In the event that the arbitrators determine that no party is entitled to indemnification by any other party, then (a) each party shall pay its own expenses, including attorney's fees, fees paid to experts, fees for obtaining transcripts, expenses of witnesses called solely by that party, and all fees charged by the arbitrator appointed by such party and (b) the parties shall each pay fifty percent of all remaining expenses of the arbitration proceeding.

            10. Extensions of Time. The parties may jointly agree, in writing, to extend any of the deadlines set forth in Section 7 above.

            11. Service of Documents. Any process, notice, memorandum, motion, demand, or other paper or communication, or application to the panel of arbitrators shall be deemed to have been sufficiently served or submitted if (a) personally delivered, or (b) sent by a nationally recognized overnight courier service.